UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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EXXON MOBIL CORPORATION

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NOTICE OF 2012
ANNUAL MEETING
AND PROXY STATEMENT

April 12, 2012

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 30, 2012, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas 75201. The meeting will begin promptly at 9:00 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

•	Election of directors;

•	Ratification of PricewaterhouseCoopers LLP as independent auditors;

•	Advisory vote to approve executive compensation as required by law;

•	Six shareholder proposals contained in this proxy statement; and,

•	Other matters if properly raised.

Only shareholders of record on April 4, 2012, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Financial information is provided separately in the booklet, 2011 Financial Statements and Supplemental Information, enclosed with proxy materials available to all shareholders.

Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

To attend the meeting in person, please follow the instructions on page 3. A live audiocast of the meeting and a report on the meeting will be available on our website at exxonmobil.com.

Sincerely,

David S. Rosenthal	Rex W. Tillerson
Secretary	Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 4, 2012, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 30, 2012

•	The 2012 Proxy Statement, 2011 Summary Annual Report, and 2011 Financial Statements are available at www.edocumentview.com/xom

Electronic Delivery of Proxy Statement and Annual Report Documents

Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to the proxy materials. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

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Shareholders of Record: If you vote on the Internet at www.investorvote.com/exxonmobil, simply follow the prompts for enrolling in the electronic proxy delivery service. You may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

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Beneficial Shareholders: If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

How Proxies Work

ExxonMobil’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

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Via Internet: Go to www.investorvote.com/exxonmobil and follow the instructions. You will need to have your proxy card or electronic notice in hand. At this website, you can elect to access future proxy statements and annual reports via the Internet.

•	By Telephone: Call toll-free 1-800-652-8683 or 1-781-575-2300 (outside the United States, Canada, and Puerto Rico), and follow the instructions. You will need to have your proxy card in hand.

•	In Writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares as follows:

•	FOR the election of our director candidates;

•	FOR ratification of the appointment of independent auditors;

•	FOR approval of the compensation of the Named Executive Officers; and,

•	AGAINST the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date via a proxy card, the Internet, or by telephone;

•	Notifying ExxonMobil’s Secretary in writing before the meeting; or,

•	Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Required

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Election of Directors Proposal: A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat. Only votes FOR or WITHHELD count. Abstentions and broker non-votes are not counted for purposes of the election of directors. A broker non-vote occurs when a bank, broker, or other holder of record that is holding shares for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

Our Corporate Governance Guidelines, which can be found in the Corporate Governance section of our website at exxonmobil.com/governance, state that all directors will stand for election at the annual meeting of shareholders. In any non-contested election of directors, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election shall tender his or her resignation. Within 90 days after certification of the election results, the Board of Directors will decide, through a process managed by the Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation. The Board will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on Form 8-K filed with the Securities and Exchange Commission (SEC).

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Other Proposals: Approval of the ratification of the appointment of independent auditors, the advisory vote to approve executive compensation, and the shareholder proposals requires the favorable vote of a majority of votes cast. Only votes FOR or AGAINST these proposals count.

Abstentions count for quorum purposes, but not for voting. Broker non-votes count as votes “FOR” the ratification of the appointment of independent auditors but do not count for voting on any of the other proposals.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting. For safety and security reasons, cameras, camera phones, recording equipment, electronic devices, computers, large bags, briefcases, or packages will not be permitted in the building. In addition, each shareholder and ExxonMobil guest will be asked to present a valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 4, 2012, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under “Contact Information” on page 4.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Audiocast of the Annual Meeting

You are invited to visit our website at exxonmobil.com to hear the live audiocast of the meeting at 9:00 a.m., Central Time, on Wednesday, May 30, 2012. An archived copy of this audiocast will be available on our website for one year.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot ensure that every shareholder who wishes to speak on an item of business will be able to do so.

Dialogue can usually be better accomplished with interested parties outside the meeting and, for this purpose, we have provided a method on our website at exxonmobil.com/directors for raising issues and contacting the non-employee directors either in writing or electronically. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Mr. David S. Rosenthal

Secretary

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

call us at 1-972-444-1157, or send a fax to 1-972-444-1505.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 or 1-781-575-2058 (outside the United States, Canada, and Puerto Rico), or access your account via the website at www.computershare.com/exxonmobil. We also invite you to visit ExxonMobil’s website at exxonmobil.com. Investor information can be found at exxonmobil.com/investor. Website materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Overview

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•	Overseeing the management of the Company on your behalf, including oversight of risk management;

•	Reviewing ExxonMobil’s long-term strategic plans;

•	Exercising direct decision-making authority in key areas, such as declaring dividends;

•	Selecting the CEO and evaluating the CEO’s performance; and,

•	Reviewing development and succession plans for ExxonMobil’s top executives.

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on our website at exxonmobil.com/governance.

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72, unless the Board makes an exception on a case-by-case basis. Employee directors resign from the Board when they are no longer employed by ExxonMobil.

Risk Oversight

Responsibility for risk oversight rests with the full Board of Directors. Committees help the Board carry out this responsibility by focusing on specific key areas of risk that our business faces.

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The Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems.

•	The Board Affairs Committee oversees risks associated with corporate governance, including Board structure and succession planning.

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The Compensation Committee helps ensure that the Company’s compensation policies and practices encourage long-term focus, support the retention and development of executive talent, and discourage excessive risk taking.

•	The Finance Committee oversees risks associated with financial instruments, financial policies and strategies, and capital structure.

•	The Public Issues and Contributions Committee oversees operational risks such as those relating to employee and community safety, health, environmental, and security matters.

The Board receives regular updates from the committees about their activities in this regard, and at least annually participates in reviews with management addressing the progress of significant projects and operational activities. Updates are measured against benchmark expectations, all of which reflect identified risk factors and their impact on expected outcomes and results.

Board Leadership Structure

The Company’s By-Laws currently provide that, subject to the authority of the Board of Directors, the Chairman of the Board “shall have general care and supervision of the business and affairs of the corporation,” and “shall be chief executive officer of the corporation and shall preside at all meetings of shareholders and directors.”

The Board believes the interests of all shareholders are best served at the present time through a leadership model with a combined Chairman/CEO position and an independent Presiding Director. However, the Board retains authority to amend the By-Laws to separate the positions of Chairman and CEO at any time.

The current CEO possesses an in-depth knowledge of the Company; its integrated, multinational operations; the evolving energy industry supply and demand; and, the array of challenges to be faced. This knowledge was gained through more than 36 years of successful experience in progressively more senior positions, including domestic and international responsibilities.

The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to shareholders.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.

The Board is comprised entirely of independent directors except the CEO, and 100 percent of the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committee members are independent. Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and, may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

In addition, after considering evolving governance practices and shareholder input regarding Board independence, the Board established the role of Presiding Director. The Board believes the Presiding Director can provide effective, independent Board leadership. S.J. Palmisano has served as Presiding Director over the past three years and is expected to remain in the position at least through the annual meeting of shareholders. In accordance with the specific duties prescribed in the Corporate Governance Guidelines, the Presiding Director chairs executive sessions of the independent directors, which are held several times per year, normally coincident with meetings of the Board and without the CEO or other management present; chairs meetings of the Board in the absence of the Chairman; and, works closely with the Chairman in developing Board agendas, topics, schedules, and in reviewing materials provided to the directors.

Director Qualifications

The Board has adopted guidelines outlining the qualifications sought when considering non-employee director candidates, and they are published on our website at exxonmobil.com/governance.

In part, the guidelines describe the necessary experiences and skills expected of director candidates as follows:

“Candidates for non-employee director of Exxon Mobil Corporation should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations preferably those with worldwide scope.”

The key criteria the Board seeks across its membership to achieve a balance of diversity and experiences important to the Corporation include: financial expertise; experience as the CEO of a significant company or organization or as a next-level executive with responsibilities for global operations; experience managing large, complex organizations; or experience on one or more boards of significant public or non-profit organizations; and, expertise resulting from significant academic, scientific, or research activities. The Board also seeks diversity of life experiences and backgrounds, as well as gender and ethnic diversity.

The table below describes the particular experience, qualifications, attributes, and skills of each director nominee that led the Board to conclude that such person should serve as a director of the Company.

M.J. Boskin	•	Public finance, tax, budget, and macroeconomic policy experience as senior fellow at the Hoover Institution and the T.M. Friedman Professor of Economics at Stanford University
	•	Financial expertise
	•	Government/research experience as chairman of the President’s Council of Economic Advisors and an associate at the National Bureau of Economic Research
	•	Experience advising the federal government, heads of state, finance ministries, and central banks around the world
	•	Board experience as a director of Oracle, and a former director of Shinsei Bank and Vodafone Group

P. Brabeck-Letmathe	•	Global leadership position as chairman of Nestlé
	•	Board experience at Nestlé, and as a director of Credit Suisse Group and L’Oréal, and a former director of Alcon (prior to 2007) and Roche Holding
	•	Experience with worldwide leadership of strategic business groups
	•	Financial expertise
	•	Affiliation with leading business associations (European Round Table of Industrialists and Foundation Board of the World Economic Forum)
	•	Recipient of awards, including “La Orden Mexicana del Aguila Azteca,” the Schumpeter Prize for outstanding contribution in Economics, and the Austrian Cross of Honour for service to the Republic of Austria

L.R. Faulkner	•	Leadership experience as former president of Houston Endowment and president of The University of Texas at Austin
	•	Financial expertise
	•	Academic/administration experience at major universities including the University of Illinois and Harvard University
	•	Expertise in chemistry, electrochemistry, and materials
	•	Board experience as a former director of Temple-Inland and Guaranty Financial Group
	•	Recognition by the American Academy of Arts and Sciences and leadership of the National Mathematics Advisory Panel

J.S. Fishman	•	Global leadership position as chairman and chief executive officer of The Travelers Companies
	•	Board experience at The Travelers Companies, and as a former director of Nuveen Investments and Platinum Underwriters Holdings Ltd. (prior to 2007)
	•	Affiliation with a leading academic institution as a member of the Board of Trustees of the University of Pennsylvania, the Board of Overseers of the University of Pennsylvania School of Veterinary Medicine, and the Industry Advisory Board of The Wharton Financial Institutions Center
	•	Affiliation with leading business associations (the Business Council, the Kennedy Center Corporate Fund Board in Washington, DC, and the American Insurance Association)

H.H. Fore	•	Global leadership position as chairman and chief executive officer of Holsman International
	•	Government service (former Administrator of the United States Agency for International Development and director of U.S. Foreign Assistance, former undersecretary of state for management, the chief operating officer for the Department of State, and former director of the United States Mint)
	•	Board experience at Theravance, and as a former director of Dexter Corporation and Hartford Steam Boiler (prior to 2007)
	•	Leadership positions as global co-chair of Asia Society and Women Corporate Directors, and as trustee for the Aspen Institute and the Center for Strategic and International Studies
	•	Affiliation as a director with leading humanitarian associations (the Clinton Bush Haiti Fund, the Committee Encouraging Corporate Philanthropy, and the Center for Global Development)

K.C. Frazier	•	Global leadership position as chairman, president, and chief executive officer of Merck
	•	Board experience at Merck and at non-profit organizations
	•	Affiliation with leading legal, business, and public policy associations (the Council on Foreign Relations, the American Law Institute, the European Federation of Pharmaceutical Industries and Associations, and the Pharmaceutical Research and Manufacturers of America)
	•	Recipient of award for extraordinary achievement in pro bono and public service

W.W. George	•	Global business experience as former chairman, president, and chief executive officer at Medtronic
	•	Leadership position as professor of management practice at Harvard University
	•	Academic experience at Harvard Business School and at Yale School of Management
	•	Board experience as a director of Goldman Sachs and as a former director of Novartis, and Medtronic and Target (prior to 2007)
	•	Affiliation with a leading medical institution as trustee of the Mayo Clinic
	•	Authorship of books and articles on leadership and corporate governance

S.J. Palmisano	•	Global business position as chairman, and experience as former president and chief executive officer of IBM
	•	Board experience at IBM
	•	Affiliation with leading business and public policy associations (the Business Roundtable and the Executive Committee of the Council on Competitiveness)
	•	Awarded honorary fellowship from the London Business School

S.S Reinemund	•	Global business experience as former chairman, president, and chief executive officer of PepsiCo
	•	Leadership position as dean of business at Wake Forest University
	•	Academic experience as professor of leadership and strategy at Wake Forest University
	•	Financial expertise
	•	Board experience as a director of American Express, Marriott, and Wal-Mart, and as a former director of Johnson & Johnson and PepsiCo
	•	Affiliation with leading charitable and business associations (United States Naval Academy Foundation, National Minority Supplier Development Council, and National Advisory Board of the Salvation Army)

R.W. Tillerson	•	Global business position as chairman and chief executive officer of ExxonMobil since January 2006 with demonstrated leadership skills resulting from a more-than 36-year career involving positions of increasing responsibility with the Company’s domestic and international business operations
	•	Affiliation with leading business and public policy associations (the Executive Committee of the American Petroleum Institute, the Center for Strategic and International Studies, the National Petroleum Council, the Business Council, the Business Roundtable, the Business Council for International Understanding, and the Emergency Committee for American Trade)
	•	Leadership as the national president of the Boy Scouts of America, vice-chairman of the Ford’s Theatre Society, and a former director of the United Negro College Fund

E.E. Whitacre, Jr.	•	Global business experience as former chairman and chief executive officer of General Motors Company
	•	Global business experience as former chairman and chief executive officer of AT&T and SBC Communications
	•	Board experience as a former director of Anheuser Busch, AT&T, Burlington Northern Santa Fe, and General Motors
	•	Affiliation with leading business and community organizations (Institute for International Economics, the Business Council, Boy Scouts of America, Board of Regents of Texas Tech University, and the United Way)

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE), the additional standards referenced in our Corporate Governance Guidelines, and other facts and circumstances the Board considers relevant.

Under ExxonMobil’s Corporate Governance Guidelines, a director will not be independent if a reportable “related person transaction” exists with respect to that director or a member of the director’s family for the current or most recently completed fiscal year. See the Guidelines for Review of Related Person Transactions posted on the Corporate Governance section of our website and described in more detail under “Related Person Transactions and Procedures” on pages 15-17.

The Board has reviewed relevant relationships between ExxonMobil and each non-employee director and director nominee to determine compliance with the NYSE standards and ExxonMobil’s additional standards. The Board has also evaluated whether there are any other facts or circumstances that might impair a director’s independence. Based on that review, the Board has determined that all ExxonMobil non-employee directors and nominees are independent. The Board has also determined that each member of the Audit, Board Affairs, Compensation, and Public Issues and Contributions Committees (see membership table on page 9) is independent.

In recommending that each director and nominee be found independent, the Board Affairs Committee reviewed the following transactions, relationships, or arrangements. All matters described below fall within the NYSE and ExxonMobil independence standards.

Name	Matters Considered
P. Brabeck-Letmathe	Ordinary course business with Nestlé (purchases of food and nutrition products; sales of fuels and plastic film; purchases of Nestlé commercial paper)
K.C. Frazier	Ordinary course business with Merck (sales of chemicals and oils)
M.C. Nelson	Ordinary course business with Carlson (purchases of travel, Hotel, and event services)
S.J. Palmisano	Ordinary course business with IBM (purchases of consulting and IT maintenance services)

Board Meetings and Committees; Annual Meeting Attendance

The Board met 10 times in 2011. ExxonMobil’s incumbent directors, on average, attended approximately 97 percent of Board and committee meetings during 2011. No director attended less than 75 percent of such meetings. ExxonMobil’s non-employee directors held four executive sessions in 2011.

As specified in our Corporate Governance Guidelines, it is ExxonMobil’s policy that directors should make every effort to attend the annual meeting of shareholders. All incumbent directors attended last year’s meeting except Ms. Fore, who was first elected to the Board in February 2012.

The Board appoints committees to help carry out its duties. Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, and Public Issues and Contributions Committees. Each committee has a written charter. The charters are posted on the Corporate Governance section of our website at exxonmobil.com/governance.

The table below shows the current membership of each Board committee and the number of meetings each committee held in 2011.

Director	Audit	Compensation	Board Affairs	Finance	Public Issues and Contributions	Executive(1)
M.J. Boskin	C			•		•
P. Brabeck-Letmathe	•			•
L.R. Faulkner	•			•
J.S. Fishman		•			•
H.H. Fore			•		•
K.C. Frazier			•		•
W.W. George		C	•			•
M.C. Nelson			C		•	•
S.J. Palmisano		•	•			•
S.S Reinemund	•			•
R.W. Tillerson				C		C
E.E. Whitacre, Jr.		•			C
2011 Meetings	11	7	7	2	4	0

C = Chair

• = Member

(1)	Other directors serve as alternate members on a rotational basis.

Below is additional information about each Board committee.

Board Affairs Committee

The Board Affairs Committee serves as ExxonMobil’s nominating and corporate governance committee. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines. The Committee also reviews any issue involving an executive officer or director under ExxonMobil’s Code of Ethics and Business Conduct and administers ExxonMobil’s Related Person Transaction Guidelines.

The Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. These Selection Guidelines, as well as the Committee’s charter, are posted on the Corporate Governance section of our website, and are described in more detail below and in the section titled “Director Qualifications” on pages 5-8.

A substantial majority of the Board must meet the independence standards described in the Corporation’s Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency. The Board must include members with the particular experience required for service on key Board committees, as described in the committee charters.

The Guidelines for the Selection of Non-Employee Directors state:

“ExxonMobil recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.”

In addition to seeking a diverse set of business or academic experiences, the Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds, as well as gender and ethnic diversity. The Committee does not use quotas but considers diversity along with the other requirements of the Selection Guidelines when evaluating potential new directors. The Committee has also instructed its executive search firm to include diversity as part of the candidate search criteria.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee’s direction. The Committee has also engaged an executive search firm to help the Committee identify new director candidates. The firm identifies potential director candidates for the Committee to consider and helps research candidates identified by the Committee. Additionally, the Committee considers recommendations made by employee directors, shareholders, and others. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Selection Guidelines.

The recommendation of Ms. Fore was made by a non-employee director.

Shareholders may send recommendations for director candidates to the Secretary at the address given under “Contact Information” on page 4. A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Selection Guidelines;

•	Information concerning any relationship between the candidate and the shareholder recommending the candidate; and,

•	Material indicating the willingness of the candidate to serve if nominated and elected.

The procedures by which shareholders may recommend nominees have not changed materially since last year’s proxy statement.

The Committee also administers provisions of the Corporate Governance Guidelines that require a director to tender a resignation when there is a substantial change in the director’s circumstances. The Committee reviews the relevant facts to determine whether the director’s continued service would be appropriate and makes a recommendation to the Board. Since the last annual meeting, the Committee considered changes for three directors: Mr. Palmisano’s retirement as President and CEO of IBM; Dr. Faulkner’s retirement as President of Houston Endowment; and Mr. Frazier’s added role as Chairman of Merck. In each case, the Committee believed the individuals would continue to be valuable and effective members of the ExxonMobil Board and, on the Committee’s recommendation, the Board declined each director’s offer of resignation.

Another responsibility of the Committee is to review and make recommendations to the Board regarding the compensation of the non-employee directors. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

Audit Committee

The Audit Committee oversees accounting and internal control matters. Its responsibilities include oversight of:

•	Management’s conduct of the Corporation’s financial reporting process;

•	The integrity of the financial statements and other financial information provided by the Corporation to the SEC and the public;

•	The Corporation’s system of internal accounting and financial controls;

•	The Corporation’s compliance with legal and regulatory requirements;

•	The performance of the Corporation’s internal audit function;

•	The independent auditors’ qualifications, performance, and independence; and,

•	The annual independent audit of the Corporation’s financial statements.

The Committee has direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee also prepares the report that SEC rules require be included in the Corporation’s annual proxy statement. This report is on page 60.

The Audit Committee has adopted specific policies and procedures for pre-approving fees paid to the independent auditors. Under the Audit Committee’s approach, an annual program of work is approved each October for the following categories of services: Audit, Audit-Related, and Tax. Additional engagements may be brought forward from time to time for pre-approval by the Audit Committee. Pre-approvals apply to engagements within a category of service, and cannot be transferred between categories. If fees might otherwise exceed pre-approved amounts for any category of permissible services, the incremental amounts must be reviewed and pre-approved prior to commitment. The complete text of the Audit Committee’s pre-approval policies and procedures is posted on the Corporate Governance section of ExxonMobil’s website.

The Board has determined that all members of the Committee are financially literate within the meaning of the NYSE standards, and that Dr. Boskin, Mr. Brabeck-Letmathe, Dr. Faulkner, and Mr. Reinemund are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee oversees compensation for ExxonMobil’s senior executives, including salary, bonus, incentive awards, and succession plans for key executive positions. The Committee’s charter is available on the Corporate Governance section of our website.

During 2011, the Committee established the ceiling for the 2011 short term and long term incentive award programs, endorsed the salary program for 2012, reviewed the individual performance and contributions of each senior executive, granted individual incentive awards and set salaries for the senior executives, and reviewed progress on executive development and succession planning for senior positions.

The Compensation Committee’s report is on page 24.

The Committee does not delegate its responsibilities with respect to ExxonMobil’s executive officers and other senior executives (currently 26 positions). For other employees, the Committee delegates authority to determine individual salaries and incentive awards to a committee consisting of the Chairman and the Senior Vice Presidents of the Corporation. That committee’s actions are subject to a salary budget and aggregate annual ceilings on cash and equity incentive awards established by the Compensation Committee.

The Committee utilizes the expertise of an external independent consultant, Pearl Meyer & Partners. The Committee is solely and directly responsible for the appointment, compensation and oversight of the consultant. The Committee considers factors that could affect Pearl Meyer & Partners’ independence, including that the consultant provides no other services for ExxonMobil other than under its engagement by the Committee and the Board Affairs Committee as described below. Based on this review, the Committee has determined the consultant’s work for the Committee is free from conflicts of interest.

At the direction of the Committee, the consultant provides the following services:

•	Attends meetings of the Compensation Committee.

•	Informs the Compensation Committee regarding:

–

General trends in executive compensation across industries, particularly trends that reflect a change in compensation practices. The consultant advises the Committee on whether changes in compensation practices are relevant to ExxonMobil’s compensation programs.

–	A perspective on the structure and competitive standing of ExxonMobil’s compensation program for senior executives.

•	Participates in the Committee’s deliberations regarding compensation for Named Executive Officers that include items such as:

–	How to interpret the level of compensation of each Named Executive Officer compared to similar positions across industries.

–

The appropriate level of each element of compensation for individual Named Executive Officers considering their career experience and tenure in their positions, as well as general performance of the Company within the industry.

–	The pace at which compensation levels should be adjusted over future years.

–	How to weigh or consider the impact of a compensation change today on future retirement income.

–	The interpretation of issues involving executive compensation raised by shareholders and the appropriate responses from management.

–	The relationship between compensation and executive succession planning.

–	How the Committee should emphasize or weigh one element of compensation versus another to address the long-term nature of the business and long planning lead times.

•	Prepares the analysis of comparator company compensation used by the Compensation Committee.

The input of the independent consultant is given serious consideration as part of the Committee’s decision-making process but is not assigned a weight versus the other matters considered by the Committee as described in the “Compensation Discussion and Analysis” beginning on page 25.

In addition, at the direction of the Chair of the Board Affairs Committee, Pearl Meyer & Partners provides an annual survey of non-employee director compensation for use by that Committee.

The Committee meets with ExxonMobil’s CEO and other senior executives during the year to review the Corporation’s business results and progress on strategic plans. The Committee uses this input to help determine the aggregate annual ceilings to be set for the Corporation’s cash and stock-based incentive award programs. The CEO also provides input to the Committee regarding performance assessments for ExxonMobil’s other senior executives and makes recommendations to the Committee with respect to salary and incentive awards for these executives and succession planning for senior positions. The CEO does not, however, participate in or provide input on decisions regarding his own compensation.

The Committee uses tally sheets to assess total compensation for the Corporation’s senior executives. The tally sheets value all elements of cash compensation; incentive awards, including restricted stock grants; the annual change in pension value; and, other benefits and perquisites. The tally sheets also display the value of outstanding awards and lump sum pension estimates.

See pages 40-41 for additional information on tally sheets and other analytical tools used by the Committee to facilitate compensation decisions.

The Compensation Committee determines whether ExxonMobil’s compensation program could result in inappropriate risk taking. The assessment process includes examining each element of the Company’s compensation policies and practices to determine whether they encourage or reward excessive risk taking. Based on its assessment, the Committee does not believe that ExxonMobil’s compensation policies and practices create any material adverse risks for the Company.

The key design features of our compensation program that discourage inappropriate risk taking are summarized below. These elements are also described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.

•	Pay Mix

The objective of the Compensation Committee is to grant 50 to 70 percent of compensation in the form of restricted stock and 10 to 20 percent as an annual bonus. The allocation of these compensation elements for the Named Executive Officers for 2011 is shown on page 44. In the judgment of the Committee, this mix of short and long term incentives strikes an appropriate balance in aligning the interests of senior executives with the business priorities of the Company and sustainable growth in long-term shareholder value.

•	Restricted Stock

Long Holding Periods. As noted above, senior executives are granted a substantial portion of annual compensation in the form of restricted stock. These stock awards are restricted from sale for extended periods of time. Specifically, half of the annual stock award is restricted for 10 years or until retirement, whichever is later. The other half is restricted for five years.

Risk of Forfeiture. During these long holding periods, the stock is at risk of forfeiture for resignation or detrimental activity. The long vesting periods on stock and the risk of forfeiture together support an appropriate risk/reward profile that reinforces the long-term orientation expected of senior executives.

•	Annual Bonus

Delayed Payout. Payout of half of the annual bonus is delayed. This is a unique feature of our compensation program relative to many comparator companies and further discourages inappropriate risk taking; the timing of the delayed payout is determined by earnings performance.

Risk of Forfeiture. Similar to restricted stock, the delayed portion of the bonus is subject to risk of forfeiture for resignation or detrimental activity.

Recoupment. The entire annual bonus is subject to recoupment (“claw-back”) in the event of material negative restatement of the Corporation’s reported financial or operating results. The recoupment provision reinforces the importance of the Company’s financial controls and compliance programs.

•	Common Programs

All of ExxonMobil’s U.S. executives (more than 1000), including the Named Executive Officers, are eligible for the same compensation and benefits programs (for example, the same salary, incentive, and retirement programs), which are reviewed by the Compensation Committee. We do not have special programs specifically for the CEO or other Named Executive Officers. Inappropriate risk taking is discouraged at all levels of the Company through similar compensation design features and allocation of awards.

In addition, the Committee believes that inappropriate risk taking is discouraged by the fact that senior executives are “at-will” employees of the Company. The CEO and the other Named Executive Officers do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

For more information on the Committee’s approach to executive compensation and the decisions made by the Committee for 2011, refer to the “Compensation Discussion and Analysis” beginning on page 25.

Finance Committee

The Finance Committee reviews ExxonMobil’s financial policies and strategies, including our capital structure, dividends, and share purchase program. The Committee authorizes the issuance of corporate debt subject to limits set by the Board. The Committee’s charter is available on the Corporate Governance section of our website.

Public Issues and Contributions Committee

The Public Issues and Contributions Committee reviews the effectiveness of the Corporation’s policies, programs, and practices with respect to safety, security, health, the environment, and social issues. The Committee hears reports from operating units on safety and environmental activities, and also visits operating sites to observe and comment on current operating practices. In addition, the Committee reviews the level of ExxonMobil’s support for education and other public service programs, including the Company’s contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in the United States at all levels, with special emphasis on math and science. The Foundation also supports the Company’s other cultural and public service giving. The Committee’s charter is available on the Corporate Governance section of our website.

Executive Committee

The Executive Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

Shareholder Communications

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send written or electronic communications to individual directors, including the Presiding Director, Board committees, or the non-employee directors as a group.

•	Written Communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under “Contact Information” on page 4.

•

Electronic Communications: You may send e-mail to individual non-employee directors, Board Committees, or the non-employee directors as a group by using the form provided for that purpose on our website at exxonmobil.com/directors.

Additional instructions and procedures for communicating with the directors are posted on the Corporate Governance section of our website at exxonmobil.com/proceduresdircom.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as the “Code”) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code includes a Conflicts of Interest Policy under which directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Corporation.

The Code is posted on the ExxonMobil website at exxonmobil.com/governance. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be posted promptly on our website.

The Corporation maintains procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to make complaints without identifying themselves. The Corporation also conducts periodic mandatory business practice training sessions, and requires regular employees and non-employee directors to make annual compliance certifications.

The Board Affairs Committee will initially review any suspected violation of the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted. Should such a waiver occur, it will be promptly disclosed on our website.

Related Person Transactions and Procedures

In accordance with SEC rules, ExxonMobil maintains Guidelines for Review of Related Person Transactions. These Guidelines are available on the Corporate Governance section of our website.

In accordance with the Related Person Transaction Guidelines, all executive officers, directors, and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Covered persons must also advise the Secretary of the Corporation promptly of any change in the information provided, and will be asked periodically to review and reaffirm their information.

For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, and step-relatives.

Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions and including a reasonable level of detail is then provided to the Board Affairs Committee. The Committee oversees the Related Person Transaction Guidelines generally and reviews specific items to assess materiality.

In assessing materiality for this purpose, information will be considered material if, in light of all the circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy or sell ExxonMobil stock or in deciding how to vote shares of ExxonMobil stock. A director will abstain from the decision on any transactions involving that director or his or her immediate family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition, based on a consideration of ExxonMobil’s facts and circumstances, the Committee will presume that the following transactions do not involve a material interest for purposes of reporting under SEC rules:

•

Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided: (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to enter into such transactions; and, (2) the amount involved in any related category of transactions in a 12-month period is less than 1 percent of the entity’s gross revenues.

•

Grants or membership payments in the ordinary course of business to non-profit organizations, provided: (1) the affected director or executive officer did not participate in the decision on the part of ExxonMobil to make such payments; and, (2) the amount of general purpose grants in a 12-month period is less than 1 percent of the recipient’s gross revenues.

•

Payments under ExxonMobil plans and arrangements that are available generally to U.S. salaried employees (including contributions under the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs and payments to providers under ExxonMobil health care plans).

•

Employment by ExxonMobil of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

Transactions or relationships not covered by the above standards will be assessed by the Committee on the basis of the specific facts and circumstances.

The following disclosures are made as of February 29, 2012, the date of the most recent Board Affairs Committee review of potential related person transactions.

ExxonMobil and its affiliates have about 82,000 regular employees around the world and employees related by birth or marriage may be found at all levels of the organization. ExxonMobil employees do not receive preferential treatment by reason of being related to an executive officer, and executive officers do not participate in hiring, performance evaluation, or compensation decisions for family members. ExxonMobil’s employment guidelines state: “Relatives of Company employees may be employed on a non-preferential basis. However, an employee should not be employed by or assigned to work under the direct supervision of a relative, or to report to a supervisor who in turn reports to a relative of the employee.”

M.W. Albers (Senior Vice President) has a daughter employed by ExxonMobil Development Company and R.N. Schleckser (Vice President and Treasurer) has a brother employed by ExxonMobil Research and Engineering Company. In each case, the total value of the family member’s annual compensation (including benefits) exceeds the SEC threshold for disclosure. However, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider either of the relationships noted above to be material within the meaning of the related person transaction disclosure rules.

P.T. Mulva (Vice President and Controller) has a brother currently serving as Chairman and CEO of ConocoPhillips. As is the case with most other major companies in the oil and gas industry, ExxonMobil has a variety of business transactions with ConocoPhillips. These transactions include routine purchases and sales of crude oil, petroleum products, and pipeline transportation capacity. Affiliates of ExxonMobil and ConocoPhillips have joint ownership of a refinery in Germany and a number of pipelines, terminals, emergency response companies, and service companies, as well as undivided interests in a variety of exploration, development, and production projects. All of these transactions are entered into in the ordinary course of business without influence from P.T. Mulva. Neither P.T. Mulva nor, to our knowledge after reasonable inquiry, his brother, has any interest in these transactions different from the general interest of other employees and shareholders. Accordingly, consistent with ExxonMobil’s Related Person Transaction Guidelines, we do not consider these transactions to be material within the meaning of the related person transaction disclosure rules.

The Board Affairs Committee also reviewed ExxonMobil’s ordinary course business with companies for which non-employee directors or their immediate family members serve as executive officers and determined that, in accordance with the categorical standards described above, none of those matters represent reportable related person transactions. See “Director Independence” on pages 8-9.

We are not aware of any related person transaction required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

The Corporation’s Related Person Transaction Guidelines are intended to assist the Corporation in complying with its disclosure obligations under SEC rules. These procedures are in addition to, not in lieu of, the Corporation’s Code of Ethics and Business Conduct.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees, including public company directorships during the past five years, is provided. All of our nominees currently serve as ExxonMobil directors. Mrs. Nelson has reached the Board’s retirement age and is not standing for re-election this year.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 66 Director since 1996

Principal Occupation: T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

Business Experience: Dr. Boskin is also a Research Associate, National Bureau of Economic Research. He is Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Current Public Company Directorships: Oracle (April 1994 – Present)

Past Public Company Directorships: Shinsei Bank (March 2000 – June 2009); Vodafone Group (June 1999 – July 2008)

Peter Brabeck-Letmathe Age 67 Director since 2010

Principal Occupation: Chairman of the Board, Nestlé

Business Experience: Mr. Brabeck-Letmathe was elected Chairman of Nestlé in 2005, and Chief Executive Officer in 1997, relinquishing the role of CEO in 2008. He also served as Vice Chairman, Executive Vice President, and Senior Vice President of Nestlé.

Current Public Company Directorships: Nestlé (June 1997 – Present); Credit Suisse Group (May 1997 – Present); L’Oréal (June 1997 – Present)

Past Public Company Directorships: Roche Holding (April 2000 – March 2010)

Larry R. Faulkner Age 67 Director since 2008

Principal Occupation: President Emeritus, The University of Texas at Austin

Business Experience: Dr. Faulkner served as President of Houston Endowment from 2006 to 2012, and as President of The University of Texas at Austin from 1998 to 2006. He served on the chemistry faculties of The University of Texas, the University of Illinois, and Harvard University. At the University of Illinois, he also held a number of positions in academic administration including Provost and Vice Chancellor for Academic Affairs.

Current Public Company Directorships: None

Past Public Company Directorships: Guaranty Financial Group (December 2007 – August 2009); Temple-Inland (August 2005 – February 2012)

Jay S. Fishman Age 59 Director since 2010

Principal Occupation: Chairman of the Board and Chief Executive Officer, The Travelers Companies

Business Experience: Mr. Fishman was elected Chairman of The Travelers Companies in 2005, and Chief Executive Officer in 2004 upon the merger of The St. Paul Companies and Travelers Property Casualty Corporation. From 2001 to 2004, he was Chairman, Chief Executive Officer, and President of The St. Paul Companies.

Current Public Company Directorships: Travelers (October 2001 – Present)

Past Public Company Directorships: None

Henrietta H. Fore Age 63 Director since 2012

Principal Occupation: Chairman and Chief Executive Officer, Holsman International

Business Experience: Ms. Fore served as Chairman and Chief Executive Officer of Holsman International since 2009. She served as the Administrator of the U.S. Agency for International Development and Director of United States Foreign Assistance from 2007 to 2009. She also served as Under Secretary of State for Management, the Chief Operating Officer for the Department of State, from 2005 to 2007.

Current Public Company Directorships: Theravance (October 2010 – Present)

Past Public Company Directorships: None

Kenneth C. Frazier Age 57 Director since 2009

Principal Occupation: Chairman of the Board, President, and Chief Executive Officer, Merck & Co.

Business Experience: Mr. Frazier was elected President of Merck in 2010, Chief Executive Officer in January 2011, and Chairman of the Board effective December 2011. He was elected Executive Vice President and President, Global Human Health, at Merck in 2007, and Executive Vice President and General Counsel in 2006. He served as Senior Vice President and General Counsel at Merck from 1999 to 2006.

Current Public Company Directorships: Merck (January 2011 – Present)

Past Public Company Directorships: None

William W. George Age 69 Director since 2005

Principal Occupation: Professor of Management Practice, Harvard University

Business Experience: Mr. George was elected Chairman of Medtronic in 1996, and retired in 2002; Chief Executive Officer in 1991; and, President and Chief Operating Officer in 1989.

Current Public Company Directorships: Goldman Sachs (December 2002 – Present)

Past Public Company Directorships: Novartis (May 1999 – February 2009)

Samuel J. Palmisano Age 60 Director since 2006 Presiding Director since 2008

Principal Occupation: Chairman of the Board, IBM

Business Experience: Mr. Palmisano was elected Chairman, President, and Chief Executive Officer of IBM in 2003, and relinquished the roles of President and CEO in 2012. Mr. Palmisano also served as President, Senior Vice President, and Group Executive for IBM’s Enterprise Systems Group, IBM Global Services, and IBM’s Personal Systems Group.

Current Public Company Directorships: IBM (July 2000 – Present)

Past Public Company Directorships: None

Steven S Reinemund Age 64 Director since 2007

Principal Occupation: Dean of Business, Wake Forest University

Business Experience: Mr. Reinemund served as Executive Chairman of the Board of PepsiCo from 2006 to 2007, and retired in 2007; was elected Chief Executive Officer and Chairman of the Board in 2001; President and Chief Operating Officer in 1999; and, Director in 1996. He was also elected President and CEO of Frito-Lay in 1992 and Pizza Hut in 1986.

Current Public Company Directorships: American Express (April 2007 – Present); Marriott (April 2007 – Present); Wal-Mart (June 2010 – Present)

Past Public Company Directorships: Johnson & Johnson (October 2003 – April 2008); PepsiCo (April 1996 – May 2007)

Rex W. Tillerson Age 60 Chairman and CEO since 2006 Director since 2004

Principal Occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation

Business Experience: Mr. Tillerson was elected Chairman and Chief Executive Officer of ExxonMobil in 2006; President and Director in 2004; and, Senior Vice President in 2001. Mr. Tillerson has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1975, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; and Executive Vice President, ExxonMobil Development Company.

Current Public Company Directorships: None

Past Public Company Directorships: None

Edward E. Whitacre, Jr. Age 70 Director since 2008

Principal Occupation: Former Chairman of the Board, General Motors; Chairman Emeritus, AT&T

Business Experience: Mr. Whitacre joined General Motors in 2009 as Chairman, became Chief Executive Officer later in 2009, and relinquished the roles of Chief Executive Officer and Chairman in 2010. At AT&T, Mr. Whitacre was elected Chairman and Chief Executive Officer upon its merger with SBC Communications in 2005, and retired in 2007. He was elected Chairman and Chief Executive Officer of SBC in 1990; and, President and Chief Operating Officer in 1988.

Current Public Company Directorships: None

Past Public Company Directorships: Anheuser Busch (September 1988 – November 2008); AT&T (November 2005 – June 2007); Burlington Northern Santa Fe (April 1993 – February 2010); General Motors (July 2009 – December 2010)

DIRECTOR COMPENSATION

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•

Ensure the Company can attract and retain outstanding director candidates who meet the selection criteria outlined in the Guidelines for Selection of Non-Employee Directors, which can be found on the Corporate Governance section of our website;

•	Recognize the substantial time commitments necessary to oversee the affairs of the Corporation; and,

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the Board Affairs Committee each year, and resulting recommendations are presented to the full Board for approval. The Committee uses an independent consultant, Pearl Meyer & Partners, to provide information on current developments and practices in director compensation. Pearl Meyer & Partners is the same consultant retained by the Compensation Committee to advise on executive compensation, but performs no other work for ExxonMobil.

ExxonMobil employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of cash and equity in the form of restricted stock. Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board meetings or other functions relating to their responsibilities as a director of Exxon Mobil Corporation.

The annual cash retainer for non-employee directors in 2011 was $100,000 per year. Effective January 2012, the annual cash retainer for non-employee directors was increased to $110,000. Chairs of the Audit and Compensation Committees and the Presiding Director receive an additional $10,000 per year.

A significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of shareholders. The annual restricted stock award grant for incumbent non-employee directors is 2,500 shares. A new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board.

While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the non-employee director is not allowed to sell the shares. The restricted shares may be forfeited if the non-employee director leaves the Board early, i.e., before the retirement age of 72, as specified for non-employee directors.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation’s Educational and Cultural Matching Gift Programs under the same terms as the Corporation’s U.S. employees.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)(b)	Total ($)
M.J. Boskin	110,000	185,538	0	0	0	420	295,958
P. Brabeck-Letmathe	100,000	185,538	0	0	0	420	285,958
L.R. Faulkner	100,000	185,538	0	0	0	420	285,958
J.S. Fishman	100,000	185,538	0	0	0	420	285,958
K.C. Frazier	100,000	185,538	0	0	0	420	285,958
W.W. George	110,000	185,538	0	0	0	420	295,958
M.C. Nelson	100,000	185,538	0	0	0	420	285,958
S.J. Palmisano	110,000	185,538	0	0	0	420	295,958
S.S Reinemund	100,000	185,538	0	0	0	420	285,958
E.E. Whitacre, Jr.	100,000	185,538	0	0	0	420	285,958

(a)	In accordance with SEC rules, the valuation of stock awards in this table represents fair value on the date of grant. Dividends on stock awards are not shown in the table because those amounts are factored into the grant date fair value.

Each director received an annual grant of 2,500 restricted shares in January 2011. The valuation of these awards is based on a market price of $74.21 on the date of grant.

At year-end 2011, the aggregate number of restricted shares held by each director was as follows:

Name	Restricted Shares (#)
M.J. Boskin	54,300
P. Brabeck-Letmathe	10,500
L.R. Faulkner	15,500
J.S. Fishman	10,500
K.C. Frazier	13,000
W.W. George	26,000
M.C. Nelson	58,300
S.J. Palmisano	22,000
S.S Reinemund	18,000
E.E. Whitacre, Jr.	15,500

(b)	The amount shown for each director is the prorated cost of travel accident insurance covering death, dismemberment, or loss of sight, speech, or hearing under a policy purchased by the Corporation with a maximum benefit of $500,000 per individual.

The non-employee directors are not entitled to any additional payments or benefits as a result of leaving the Board or death except as described above. The non-employee directors are not entitled to any payments or benefits resulting from a change in control of the Corporation.

CERTAIN BENEFICIAL OWNERS

Based on our review of ownership reports filed with the SEC, the firm listed below is the only beneficial owner of more than 5 percent of ExxonMobil’s outstanding common stock as of December 31, 2011.

Name and Address of Beneficial Owner	Shares Owned	Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	259,392,015	5.48%

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show the number of ExxonMobil common stock shares each executive named in the “Summary Compensation Table” on page 47 and each non-employee director or director nominee owned on February 29, 2012. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.04 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options
R.W. Tillerson	1,758,905		0
D.D. Humphreys	781,624	(1)	0
M.W. Albers	495,454	(2)	0
M.J. Dolan	533,646	(3)	0
S.D. Pryor	1,068,158	(4)	0

(1)	Includes 25,122 shares jointly owned with spouse and 18,689 shares held in trust by spouse.
(2)	Includes 15 shares owned by dependent child.
(3)	Includes 67,685 shares jointly owned with spouse.
(4)	Includes 23,022 shares owned by spouse.

Non-Employee Director/Nominee	Shares Owned
M.J. Boskin	56,800
P. Brabeck-Letmathe	13,000
L.R. Faulkner	18,000
J.S. Fishman	13,000
H.H. Fore	32,500
K.C. Frazier	15,500
W.W. George	38,500	(1)
M.C. Nelson	78,800	(2)
S.J. Palmisano	24,500
S.S Reinemund	31,600	(3)
E.E. Whitacre, Jr.	28,000

(1)	Includes 10,000 shares held as co-trustee of family foundation.
(2)	Includes 18,000 shares held as co-trustee of family trusts.
(3)	Includes 1,100 shares held in family trust of which spouse is a trustee.

On February 29, 2012, ExxonMobil’s incumbent directors and executive officers (31 people) together owned 8,845,424 shares of ExxonMobil stock and zero shares covered by exercisable options, representing about 0.19 percent of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the SEC and NYSE. We are not aware of any unfiled reports and are not aware of any late reports for 2011 except for one report of a purchase filed one day late by Mr. Whitacre.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” for 2011 with management of the Corporation. Based on that review and discussion, we recommended to the Board that the “Compensation Discussion and Analysis” be included in the Corporation’s proxy statement for the 2012 annual meeting of shareholders, and also incorporated by reference in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011.

William W. George, Chair	Samuel J. Palmisano
Jay S. Fishman	Edward E. Whitacre, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) and Executive Compensation Tables are organized as follows:

Overview

Pay for Long-Term Performance

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Linkage to the Business Model: ExxonMobil’s compensation program is unique in how it effectively links executive pay to the business model and the interests of long-term shareholders. The business model is characterized by significant capital intensity, operations risk, and very long investment lead times that can span decades.

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Long-Term Program Design: The compensation program achieves this linkage by granting more than half of annual compensation in the form of restricted stock, with 50 percent of the shares not vesting until five years after grant and the remaining 50 percent not vesting until 10 years after grant or retirement, whichever is later. The basis for the size of grants includes a rigorous annual performance assessment of individual executives.

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Hold Through Retirement: These vesting periods on restricted stock are not accelerated upon retirement, which means that a substantial portion of an executive’s compensation will continue to be held in the form of ExxonMobil stock for many years after the executive retires.

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Risk of Forfeiture: In the oil and gas industry, management decisions on large, capital-intensive projects affect financial and operating results for decades into the future. Thus, the holding periods and the risk of forfeiture of these stock-based awards extend beyond retirement.

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Alignment with Long-Term Shareholders: This compensation strategy puts the value of an executive’s compensation at risk in a way that is similar to the risk assumed by long-term shareholders, and it ensures that business decisions made by executives are consistent with the priorities of long-term shareholders.

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Holding Periods Exceed Comparators: When all categories of annually granted compensation are combined – salary, bonus, incentive plan pay, and stock – the long-term orientation of ExxonMobil’s compensation program far exceeds the holding periods of our comparator companies, with more than 80 percent of annual CEO compensation granted by ExxonMobil at risk of forfeiture. As indicated by the graph below, the holding periods for ExxonMobil are 2.5 times the median of our comparator companies.

(1)	This chart shows the dollar-weighted average time from grant to actual realization of the CEO’s annual pay (salary, bonus, incentive awards, and equity). For this purpose, it is assumed that annual salary and bonus are paid in one year; performance-based awards are paid at target levels at the end of the performance period; and that options and other equity awards are paid or exercised at grant-date value on each vesting date. Annual pension accrual and all other compensation are excluded. Comparator companies consist of: AT&T, Boeing, Chevron, ConocoPhillips, General Electric, Hewlett-Packard, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. These comparator companies have been selected based on their alignment with ExxonMobil’s current business circumstances, as described in more detail on page 40. For consistency, all data based on proxies filed on or before February 1, 2012.

Risk Management and Capital Commitments

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The compensation program recognizes the operating and investment risk inherent in the industry; long stock holding periods and risk of forfeiture encourage executives to focus on sustainable operations and results over the long term.

•	This focus on sustainable operations and results is a critical success factor given the scale, operations risk, and long investment lead times of the capital commitment of ExxonMobil.

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To help put this capital commitment in perspective, in 2011 the Company invested more than $36 billion, which exceeds the market capitalization of most U.S.-based oil and gas companies. The recent history of annual capital commitments is as follows:

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This capital commitment requires a disciplined and selective strategy of investment. It also requires strong project execution and risk management. The compensation program reinforces these priorities.

•	This rate of annual investment is in addition to a current level of capital employed that exceeds $175 billion.

Long-Term Business Performance and Basis for Compensation Decisions

The following charts and tables illustrate the effectiveness of ExxonMobil’s compensation program in delivering long-term superior results for shareholders. These results helped form the basis of compensation decisions made by the Compensation Committee in 2011 in addition to individual performance, experience, and level of responsibility.

The compensation strategies described herein are designed to support continuing performance of the business and total shareholder returns (TSR) over the long term. Some compensation models place more emphasis on shorter-term TSR, which generally has a low correlation with long-term results. For a more detailed analysis of the relationship between short- and long-term TSR, please refer to page 46.

Financial and Operating Performance

The financial and operating results outlined below provide additional perspective on Company performance:

•	Earnings of $41 billion in 2011, increased by 35 percent versus 2010. Five-year annual average of $35 billion.

•	Total shareholder return was 18.7 percent in 2011 versus S&P 500 of 2.1 percent. Ten-year annual average of 10.4 percent, versus S&P 500 of 2.9 percent.

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Distributed $29 billion to shareholders as dividends and share purchases in 2011, for a cash distribution yield of 8.0 percent. $262 billion in dividends plus share purchases since the beginning of 2000. Dividend payments per share increased for the 29th consecutive year.

•	Solid safety and operations performance supported by effective risk management.

•	Industry-leading return on average capital employed of 24.2 percent, with a five-year average of 25.6 percent.

Strategic Business Results

Another key factor underlying the compensation decisions made by the Compensation Committee in 2011 was the progress achieved on strategic priorities. The accomplishments outlined below are expected to have a positive impact on Company performance for decades.

•	Expansion of opportunities in U.S. Gulf of Mexico and a major oil discovery with the Hadrian-5 exploration well.

•	Strategic Cooperation Agreement with Rosneft to jointly participate in exploration and development activities in Russia, the United States, and other parts of the world.

•	Strong progress on the following major projects:

–	Initial development of Kearl oil sands project in Canada;

–	Liquefied natural gas project in Papua New Guinea;

–	Expansion of opportunities in Iraq and other parts of the world;

–	Next phase of the Sakhalin-1 project in Russia; and,

–	Singapore Parallel Train/major Chemical expansion in Asia Pacific.

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Additional unconventional resource acquisitions enabled by XTO; continued leverage of XTO expertise to expand unconventional resource base in the United States and evaluate potential global unconventional opportunities in Argentina, Canada, Indonesia, and Poland.

•	Completion of new facilities at refineries in Fawley, United Kingdom; and Sriracha, Thailand, increasing ultra-low sulfur diesel production capacity by more than 70 thousand barrels per day.

•	Began construction of new world-class synthetic lubricant base stock plant in the United States.

•	Restructuring of Lubes and Fuels Marketing business lines to further improve efficiencies and optimize returns.

CEO Compensation

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A substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the Summary Compensation Table represents an incentive for future performance, not current cash compensation. The Summary Compensation Table is on page 47.

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This long-term incentive pay will not actually be received by the CEO for many years in the future, and the value of this pay when realized may differ significantly from the amounts shown in the Summary Compensation Table, depending on how ExxonMobil actually performs.

•	The table below illustrates the difference between pay shown in the Summary Compensation Table and the actual pay realized by the CEO since he was appointed to his current position in 2006:

CEO Reported Pay vs. Realized Pay

Year of Compensation	Reported Pay(1)	Realized Pay(2)	Realized Pay vs. Reported Pay
2011	$34,920,506	$24,637,196	-$	10,283,310
2010	$28,952,558	$14,229,609	-$	14,722,949
2009	$27,168,317	$8,530,165	-$	18,638,152
2008	$32,211,079	$10,212,091	-$	21,998,988
2007	$27,172,280	$12,884,308	-$	14,287,972
2006	$22,440,807	$6,712,435	-$	15,728,372

(1)	Reported Pay is Total Compensation based on the current reporting rules for the Summary Compensation Table. Reported Pay for 2006-2008 includes the grant date value of restricted stock (rather than the annual expense value that was reported in the Summary Compensation Table for each of these years).

(2)	Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously-granted Earnings Bonus Units (EBU), net spread on stock option exercises, market value at vesting of previously-granted restricted stock, and All Other Compensation amounts realized during the year. Excludes the value of new/unvested EBU and restricted stock grants, deferred compensation accruals, change in pension value, and other amounts that will not actually be received until a future date.

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To achieve alignment of the organization around the Company’s principles and values, all U.S. executives (more than 1000), including the CEO, participate in common programs (the same salary, incentive, and retirement programs).

CEO Reported Pay – 2011

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Restricted Stock Grant: The 2011 restricted stock grant was awarded at the same share level as the last three years with vesting provisions described above. The value is $17.9 million based on a grant of 225,000 shares at the fair market value on date of grant.

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Annual Bonus: The annual bonus for the CEO was increased 30 percent in 2011 compared to a 35-percent increase in corporate earnings to over $41 billion. The bonus was calculated at the time of grant in November 2011 based on the estimated percentage change in 2011 earnings then adjusted down to temper the impact of commodity prices on earnings.

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Annual Bonus as a Percentage of Total Pay: The bonus is intentionally a small portion (13 percent in 2011) of the CEO’s total compensation to reflect the Committee’s continuing emphasis on long-term compensation. Long-term, stock-based compensation represents 51 percent of total compensation.

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Delayed Bonus Feature: Fifty percent of the annual bonus amount is delayed until ExxonMobil’s cumulative earnings per share reach a specified level ($6.00 for the 2011 grant versus $5.75 for 2010). The earnings-per-share threshold has been raised steadily over the years. For example, it was $3.00 in 2001. This delayed bonus feature further aligns the interests of senior executives with sustainable longer-term growth in shareholder value.

–	Recoupment: The annual bonus is also subject to recoupment in the case of a material negative restatement of the Corporation’s financial or operating results.

Pay Alignment

The following chart illustrates how the percent change in “Reported Pay” has tracked changes in total shareholder returns (TSR) during the current CEO’s tenure.

(1)	Percent change in TSR represents the annual change in stock price performance (as of fiscal year end), including reinvestment of dividends; 2006 represents the “base year.”
(2)	Refers to “Reported Pay,” which is Total Compensation based on the current reporting rules for the Summary Compensation Table. “Reported Pay” for 2006-2008 includes the grant date value of restricted stock (rather than the annual expense value that was reported in the Summary Compensation Table for each of these years).

Stock Options Granted 10 Years Prior

The column titled “Realized Pay” in the preceding table includes the value realized from the exercise of stock options that were granted in 2001 and in prior years. Specifically, 39 percent of 2011 “Realized Pay” includes the exercise of the last options granted to Mr. Tillerson, which would have expired if they had not been exercised in 2011. ExxonMobil has not granted any stock options to Mr. Tillerson or any other employee since 2001.

Scale and Scope of ExxonMobil

•	The Compensation Committee believes that performance should be the primary basis on which compensation decisions are made, particularly annual changes in compensation.

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At the same time, the Committee believes that the compensation program should recognize that our senior executives are responsible for managing a larger investment on behalf of shareholders relative to that of most other large, publicly traded companies.

•	The geographic scope involves conducting business in over 120 countries and territories.

•	The following table puts into perspective the scale, scope, and complexity of ExxonMobil versus our comparator companies:

Scale of ExxonMobil vs. Comparator Companies(1)

($ in billions)	Revenue(2)	Market Capitalization	Assets(3)	Net Income(4)
Comparator Companies
Median ($)	109	173	134	10.1
75th Percentile ($)	131	185	200	12.9
90th Percentile ($)	222	210	230	15.7
ExxonMobil ($)	434	401	331	41.1
ExxonMobil Rank (percentile)	100	100	100	100
ExxonMobil Multiple of Median	4.0x	2.3x	2.5x	4.1x

(1)	Comparator companies consist of: AT&T, Boeing, Chevron, ConocoPhillips, General Electric, Hewlett-Packard, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. These comparator companies have been selected based on their alignment with ExxonMobil’s current business circumstances, as described in more detail on page 40. Financial data reflect most recently available data disclosed by each company as of February 24, 2012 (including 8-K filings with preliminary fiscal year-end results for companies with calendar fiscal years). Market capitalization is as of December 31, 2011.

(2)	Trailing twelve months (TTM); excludes excise and other sales-based taxes, if applicable.

(3)	Excludes General Electric due to lack of comparability resulting from how assets are quantified and reported for its financial business.

(4)	Trailing twelve months (TTM).

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The Committee does not suggest that compensation should be directly proportional to the relative size of the company in setting pay. Rather, the Committee places the most emphasis on individual performance and business results. At the same time, the Committee takes into consideration the size of the Company as one of several factors in determining compensation levels.

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To put the size and scale challenge in perspective, the charts below illustrate the financial values managed (from the previous table) for each dollar of compensation paid to the CEO of ExxonMobil relative to the CEOs of our comparator companies.

Development and Retention of Executive Talent

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Technical Depth and Experience: In our business, the technical depth and experience of executives can make a significant contribution to achieving superior business results. For this reason, the Committee believes that retaining high-quality executives for a career and developing their technical and leadership skills provide the Company with a strong competitive advantage.

•	Executive Development is an Investment: ExxonMobil invests aggressively in the development of managers over their careers, which makes the retention of these same managers a high priority.

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High Value of Experience, Knowledge, and Skills: By the time these managers are promoted to senior levels in the Company, their expertise and proven performance would enable them to command large compensation packages in the marketplace from competitors that have not made the same level of investment in developing executive talent from within.

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Rigorous Performance Assessments Coupled With Long Experience: All Named Executive Officers in the proxy have between 31 and 40 years of experience with ExxonMobil and have been subject to rigorous annual performance assessments throughout their careers with the Company. Under our assessment process, executives must continuously perform at the highest levels or they will be reassigned or separated from the Company.

•	Succession Planning: To support this strict meritocracy, we maintain a roster of highly qualified internal candidates for each key position.

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No Employment Contracts: All of our senior executives are employed “at will,” with no employment contracts or severance programs; this reinforces for each executive the critical importance of continuing to achieve superior performance.

Prior Say-on-Pay Vote and Shareholder Engagement

The Compensation Committee has carefully considered the results of the 2011 advisory vote on executive compensation, in which over 67 percent of votes cast were “For” the compensation of the Named Executive Officers as described in the 2011 Proxy Statement. The Committee also discussed the Company’s executive compensation program with its independent consultant, as described in more detail beginning on page 12.

The Committee considered shareholder feedback on executive compensation received through a wide-ranging dialogue between management and numerous shareholders, including the Company’s largest shareholders, many of whom have held ExxonMobil stock for over a decade. This dialogue took place both before and after the 2011 advisory vote on 2010 compensation. This provided an excellent opportunity to discuss the linkage between pay and performance, including the Company’s long-standing philosophy that executive compensation should be based on long-term performance.

We concluded from this dialogue with shareholders, including those we learned voted “Against” the proposal, that there was no consensus recommendation for any specific change to the design of our compensation program. This dialogue also included discussion on whether the Company should consider the use of formula-based pay tied to shorter-term metrics such as one- and three-year total shareholder returns. We believe that applying a short-term, formula-based approach to ExxonMobil’s compensation program would undermine the uniquely long-term requirements of our proven business strategy, which are characterized by investment lead times that can span decades.

For example, a formula-based approach that relies heavily on one- or three-year total shareholder returns could encourage inappropriate risk taking and have a lasting and negative impact on ExxonMobil’s business by encouraging a focus on more immediate results at the expense of our long-term underlying business model. In contrast, the compensation program described herein is designed to ensure that executives maintain an unwavering focus on the long-term performance of the business. We expect this ongoing focus will continue to generate strong operating and financial results for the benefit of our long-term shareholders.

The Committee respects all shareholder votes, both “For” and “Against” our compensation program. The Committee is committed to continued engagement between shareholders and the Company to fully understand diverse viewpoints, while discussing and demonstrating the important connection between ExxonMobil’s compensation program, our business strategy, and long-term financial and operating performance.

Summary

ExxonMobil’s compensation program supports a business model that has weathered volatile commodity prices and industry business cycles for many years. It sets ExxonMobil apart and has established a culture of performance, integrity, reliability, and consistency. Through this business model and the underlying compensation program and management practices that support it, the Company has become the partner of choice for many national oil companies and major investors in the oil, gas, and petrochemical industry. We believe this business model and supporting compensation program will continue to serve shareholders well in the future.

Key Elements of the Compensation Program

Career Orientation

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It takes a long period of time and a significant investment to develop the experienced executive talent necessary to be effective in leading a company with the scale and technical complexity of ExxonMobil. Senior executives must have experience with all phases of the business cycle to be effective leaders. For this reason, it is our objective to attract and retain for a career the best talent available.

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Career orientation among a dedicated and highly skilled workforce, combined with the highest performance standards, contributes to the Company’s leadership and integrity in the industry and serves the interests of shareholders in the long term.

•	Career orientation requires compensation programs that promote retention by delaying and placing at risk of forfeiture the majority of annual compensation.

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This principle of career orientation is coupled with a strong belief that executive talent should be developed and promoted from within. Development of talent from within avoids the need for employment contracts, severance agreements, or change-in-control arrangements typically needed to recruit executives from other companies.

•	The long Company service of high-performing executive officers reflects this strategy at all levels of the organization.

–	The Named Executive Officers (NEOs) have career service ranging from 31 to more than 40 years.

–	The other executive officers of the Corporation have on average more than 30 years of career service.

–	Each of the executive officers has been carefully evaluated and selected through a rigorous performance assessment process over a long career. In their current assignments, they remain subject to a challenging annual performance assessment in which they must continue to meet the highest standards or be reassigned or separated from the Company.

Salary

•	Salaries provide executives with a base level of income.

•	The level of annual salary is based on the executive’s individual performance, experience, and level of responsibility.

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Salary decisions directly affect the level of retirement benefits since salary is included in retirement benefit formulas. The level of retirement benefits is, therefore, substantially performance-based like other elements of compensation.

Bonus

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The 2011 annual bonus pool was $259 million (distributed to more than 1500 executives worldwide) versus $192 million in 2010, an increase of 35 percent. The size of this bonus pool compares to corporate earnings in 2011 of $41 billion. The annual bonus awards reflect the combined value at grant of cash and Earnings Bonus Units.

•	The annual bonus program is highly variable depending on annual financial and operating results.

•	The size of the annual bonus pool is based on the annual earnings of the Company and other business performance factors as described on pages 28-29.

•	In setting the size of the annual bonus pool, the Compensation Committee:

–	Secures input from the Chairman on the performance of the Company and from the Compensation Committee’s external consultant regarding compensation trends across industries.

–	Uses judgment to adjust the annual bonus pool that actually will be made available, taking into consideration the cyclical nature and long-term orientation of the business.

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The size of the individual bonus awards is differentiated among eligible executives based on individual performance and level of responsibility through an award matrix that provides this differentiation.

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In 2011, the award matrix was increased by 30 percent versus a 35-percent increase in the bonus pool. The additional 5 percent in the bonus pool resulted from some executives being promoted and therefore eligible for a higher award for their level of performance and new pay grade. Promotions can include movement to a higher pay grade within the same position consistent with our strategy to advance high-performing employees over a career and ensure their competitive alignment.

•	The annual bonus program incorporates unique elements to further reinforce retention and recognize performance. Awards under this program are generally delivered as:

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Earnings Bonus Units are cash awards that are tied to future cumulative earnings per share. Earnings Bonus Units pay out when a specified level of cumulative earnings per share is achieved or within three years at a reduced level.

–	For bonus awards granted in 2011, the cumulative earnings per share or trigger required for payout of the delayed portion was $6.00 per unit versus $5.75 per unit in 2010. This earnings-per-share trigger has been increased steadily over the years. For example, it was $3.00 per unit in 2001.

–	If cumulative earnings per share do not reach the level required for payout within three years, the delayed portion of the bonus is reduced to an amount equal to the number of units times the actual cumulative earnings per share over the period.

–	The intent of the earnings-per-share trigger is to tie the timing of the bonus payment to the rate of the Corporation’s future earnings and not to decrease the amount of the payment, although it is at risk of forfeiture as described below. Thus, the trigger is set intentionally at a level that is expected to be achieved within the three-year period.

–	Prior to payment, the delayed portion of a bonus may be forfeited if the executive leaves the Company before the standard retirement age, or engages in activity that is detrimental to the Company.

–	Cash and Earnings Bonus Unit payments are subject to recoupment in the event of material negative restatement of the Corporation’s reported financial or operating results. Even though a restatement is unlikely given ExxonMobil’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies, a recoupment policy was approved by the Board of Directors to reinforce the well-understood philosophy that incentive awards are at risk of forfeiture and that how we achieve results is as important as the actual results.

Stock

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Stock-based compensation accounts for a substantial portion of annual total compensation to align the personal financial interests of executives with the long-term interests of shareholders and encourage a long-term shareholder perspective.

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It is the objective to grant 50 to 70 percent of a senior executive’s annual total compensation in the form of restricted stock as measured by grant date fair market value and described beginning on page 43.

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The Compensation Committee makes grant decisions on a share-denominated basis rather than a price basis. The Committee does not support a practice of offsetting the loss or gain of prior restricted stock grants by the value of current year grants. This practice would minimize the risk/reward profile of stock-based awards and undermine the long-term view that executives are expected to adopt.

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The Corporation also compares the total value of restricted stock grants against the combined value of all forms of long-term awards by comparator companies through an annual benchmarking process (see pages 40-41).

Vesting and Restriction Periods

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It is ExxonMobil’s policy that executives hold significant amounts of stock granted under our incentive program for multiple years after retirement. To implement this policy the following vesting provisions are in place for the most-senior executives:

–	50 percent of each grant is unvested for five years; and,

–	The balance is unvested for 10 years or until retirement, whichever is later.

•	As a result of these vesting provisions for the most-senior executives, more than half of the total amount of restricted stock may not be sold or transferred until after the executive retires.

•	The restricted period for stock awards is not subject to acceleration, except in the case of death.

Rationale

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Given the long-term orientation of our business, granting equity in the form of restricted stock with long vesting provisions keeps executives focused on the fundamental premise that decisions made currently affect the performance of the Corporation and its stock many years into the future.

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The long restricted stock vesting periods support a long-term risk/reward profile that aligns with underlying business fundamentals and discourages inappropriate risk taking. These long vesting periods hold executives accountable for many years into the future, even into retirement, for investment and operating decisions that are made today.

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The long restriction periods reinforce the Company’s focus on growing shareholder value over the long term by subjecting a large percentage of executive compensation and net worth in shareholdings to the long-term return on ExxonMobil stock realized by shareholders.

•	Restricted stock removes employee discretion on the sale of Company-granted stock holdings and reinforces the retention objectives of the compensation program.

Forfeiture Risk and Hedging Policy

•	Restricted stock is subject to forfeiture if an executive:

–	Leaves the Company before standard retirement time (defined as age 65 for U.S. employees). In the event of early retirement prior to the age of 65 (i.e., age 55 to 64), the Compensation Committee must approve the retention of awards by an executive officer.

–	Engages in activity that is detrimental to the Company, even if such activity occurs or is discovered after retirement.

•	Company policy prohibits all employees, including executives, from entering into put or call options on ExxonMobil common stock or futures contracts on oil or gas.

Share Utilization

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The Compensation Committee establishes a ceiling each year for annual stock awards. The overall number of shares granted in the restricted stock program in 2011 represents dilution of 0.2 percent, which is well below the average of the other large U.S.-based companies benchmarked for compensation and incentive program purposes based on historical grant patterns.

•	The Company has a long-established practice of purchasing shares in the marketplace to eliminate the dilutive effect of stock-based incentive awards.

Prior Stock Programs

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All stock-based awards granted since 2003 are granted under the Corporation’s 2003 Incentive Program. All stock-based awards granted prior to 2003 that remain outstanding were granted under the Corporation’s 1993 Incentive Program. No further grants can be made under the 1993 Incentive Program.

•	Prior to 2002, ExxonMobil granted Career Shares to the Company’s most-senior executives.

–	Career Shares vest the year following an executive’s retirement and are subject to forfeiture on substantially the same terms as current grants of restricted stock. The long vesting period further aligns the personal financial interests of executives with the long-term interests of shareholders, and helps ExxonMobil retain senior executives for the duration of their careers.

–	The Corporation ceased granting Career Shares in 2002 when the Corporation began granting restricted stock to the broader executive population in lieu of stock options.

–	Restricted stock and long mandatory holding periods achieve the same objectives as Career Shares, but also achieve even longer-term holding periods following retirement. Therefore, it is unnecessary to grant both Career Shares and the current form of restricted stock.

–	Career Shares could be granted again in the future under the Corporation’s 2003 Incentive Program, but there are no current plans to make such grants.

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Before the merger with Exxon, Mobil Corporation granted retention awards under the former Mobil Corporation Management Retention Plan. Retention awards are stock units that settle in cash in a single lump sum payment as soon as practicable after retirement (taking into account the required six-month delay in payment required under the American Jobs Creation Act of 2004). Mr. Pryor has outstanding retention awards.

Stock Ownership

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The table below shows stock ownership as a multiple of salary and the percentage of shares that are still subject to restrictions for the Named Executive Officers as of year-end 2011. The average for all other current U.S.-dollar-paid executive officers is also provided. Valuation for this purpose is based on the Company's year-end stock price. These levels of stock ownership ensure executive officers have a significant stake in the sustainable long-term success of the Corporation.

Name	Dollar Value of Stock Ownership as a Multiple of Salary	Percent of Shares Restricted
R.W. Tillerson	63	81%
D.D. Humphreys	57	88%
M.W. Albers	45	86%
M.J. Dolan	46	85%
S.D. Pryor	93	55%
All Other U.S.-Dollar-Paid Executive Officers (average)	34	74%

Retirement Plans

The Corporation maintains retirement and other employee benefit plans to attract and retain the best talent. The retirement plans include defined contribution plans, which are attractive to new hires, since they can immediately begin building an account balance, and defined benefit plans, which are particularly valuable in retaining mid- and late-career employees.

Common Programs

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Senior executives participate in the same tax-qualified pension and savings plans as most other U.S. employees. Senior executives also participate in the same nonqualified defined benefit and defined contribution plans as other U.S. executives.

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A key principle on which the pension and savings programs are based is commonality of design for all employees, except where the American Jobs Creation Act of 2004 requires delayed timing of nonqualified plan distributions for higher-level executives. The same principle of commonality applies to the Company health care benefits (see page 58).

Pension Plans

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Pension plans provide a strong incentive for employees to stay until retirement age, consistent with the long-term nature of the Company's business and our objective of promoting long-term career employment.

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Because pension benefits use final average pay applied to all years of service, the increase in pension values is greatest late in an employee’s career when compensation tends to be highest. This enhances the retention feature of the plans with respect to high performers whose compensation increases as their job responsibilities expand.

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The value of the pension plans is combined with other key elements of compensation — salary, bonus, and long-term stock awards — to achieve total compensation that is competitive with other companies of similar scope and complexity. Pay for the purpose of pension calculations includes base salary and bonus, but does not include stock-based compensation.

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The tax-qualified and nonqualified pension plans, described in more detail beginning on page 55, provide an annual benefit of 1.6 percent of final average pay per year of service, with an offset for Social Security benefits.

•	Bonus includes the amounts that are paid at grant and the amounts delayed by the Company, as described on page 35.

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The portion of annual bonus subject to delayed payment is expected to pay out (subject to forfeiture provisions), and, therefore, is properly included for pension purposes as being earned in the year of grant rather than the year of payment, as described beginning on page 55.

•	Pension benefits are paid upon retirement as follows:

–	Qualified pension plan benefits are payable, at the election of the employee, in a lump sum or in one of various forms of annuity payments.

–	Nonqualified pension plan benefits are paid in the form of an equivalent lump sum six months after retirement.

Qualified Savings Plan

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The qualified savings plan described on page 50 permits employees to make pre- or post-tax contributions and receive a Company-matching contribution of 7 percent of eligible salary, subject to Internal Revenue Code (“Code”) limits on the amount of pay taken into account and the total amount of contributions.

•	To receive the Company-matching contribution, employees must contribute a minimum of 6 percent of salary.

•	Qualified benefits are payable in a single lump sum or in partial withdrawals at any time after retirement.

•	The Code generally requires distributions to commence after a retired employee has attained age 70-1/2.

Nonqualified Savings Plan

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The nonqualified savings plan described on pages 50 and 58 does not permit employee contributions, but provides 7 percent of eligible pay to restore matching contributions that could not be made to the qualified plan due to Code limits.

•	The nonqualified savings plan balance is paid in a single lump sum six months after retirement.

Compensation Committee Decisions

The Committee sets the compensation for the Named Executive Officers and certain other senior executives. The following describes the basis on which the Committee made decisions in 2011.

Analytical Tools

Tally Sheets

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A tally sheet is a matrix used by the Compensation Committee that shows the individual elements of compensation and benefits, including retirement, for each Named Executive Officer. The total of all compensation and benefit plan elements is included to reflect the full employment costs for each Named Executive Officer.

•	Tally sheets were used for the following principal purposes:

–	To understand how decisions on each individual element of compensation affect total compensation for each senior executive;

–	To gauge total compensation for each senior executive against publicly available data for similar positions at comparator companies; and,

–	To confirm that stock-based compensation represents a substantial portion of each senior executive’s total compensation.

Pension Modeling

•	A pension modeling tool was used to determine how current compensation decisions would affect pension values of the CEO upon retirement.

Benchmarking

•	Compensation is benchmarked annually. The primary benchmark for the Named Executive Officers is a select group of large companies across industries.

•	Comparator Companies

–	The following criteria are used to select comparator companies:

•	U.S. companies;

•	International operations;

•	Large scope and complexity;

•	Capital intensive; and,

•	Proven sustainability/permanence.

–

The 12 companies benchmarked are listed below and are the same companies as noted in the 2011 Proxy Statement. These companies must align with ExxonMobil’s current business circumstances and the above selection criteria. However, even with this comparator group, differences in size, scope, and complexity versus ExxonMobil can be significant as illustrated in the Overview.

AT&T Boeing Chevron	ConocoPhillips General Electric Hewlett-Packard	IBM Johnson & Johnson Pfizer	Procter & Gamble United Technologies Verizon

–

In the United States, only Chevron and ConocoPhillips have the size, complexity, and geographic scope in the oil and gas business to provide reasonable comparisons. Even this comparison will be more challenging in the future as ConocoPhillips reorganizes their company as previously announced. Other smaller oil companies in the United States do not have the international scale or functional integration to make meaningful comparisons for our senior executives.

•	Principles

–

Consistent with the Compensation Committee’s practice of using well-informed judgment to determine overall executive compensation, the Committee does not target any particular percentile among comparator companies at which to align compensation.

–

When the Committee cross-checks compensation levels against comparator companies, the focus is on a broader and more flexible orientation, generally a range around the median of comparator company compensation, which provides the ability to:

•	Better respond to changing business conditions;

•	Manage salaries based on a career orientation;

•	Minimize the potential for automatic ratcheting-up of compensation that could occur with an inflexible and narrow target among benchmarked companies; and,

•	Differentiate compensation based on experience and performance levels among executives.

–	These benchmarking principles apply to salaries and the annual incentive program that includes bonus awards and stock grants.

–

For the purpose of its analysis, the Compensation Committee does not adjust for differences in the types or nature of businesses among the comparator companies. Consideration is given, however, to the differences in size, scope, and complexity between ExxonMobil and the comparator companies. This is one of several judgmental factors the Committee considers and is not based on a formula.

–	The Compensation Committee uses an independent consultant to assist in this analysis as discussed in the Corporate Governance section on page 12.

Performance Measurements

The Committee reviewed the business results and individual contributions by the Named Executive Officers and determined that the Company’s performance versus the industry and individual performance for each of the Named Executive Officers continues to be very strong. Decisions made by the Compensation Committee in 2011 were based on the Company’s operating and financial performance, as well as individual performance, experience, and level of responsibility as described below.

Business Results Considered

The basis for the salary and incentive award decisions made by the Committee in 2011 include the operating and financial performance measurements and strategic business results discussed in the Overview beginning on page 28, as well as the Company’s continued maintenance of sound business controls and a strong corporate governance environment. The Committee considered the results in the aggregate and over multiple years in recognition of the long-term nature of our business.

Performance Assessment Process

•	The business results form the context in which the Committee assesses the individual performance of each senior executive, taking into account experience and level of responsibility.

•

During the annual executive development review with the Board of Directors in October of each year, the CEO reviews the performance of the Management Committee and all officers in achieving results in line with the long-term business performance as described on pages 28-29.

•	The same long-term business strategies and results are key elements in the assessment of the CEO’s performance by the Compensation Committee.

•

The performance of all officers is also assessed by the Board of Directors throughout the year. This occurs during specific business reviews and Board Committee meetings that provide reports on strategy development; operating and financial results; safety, security, health, and environmental results; business controls; and other areas pertinent to the general performance of the Company.

•

The Committee does not use quantitative targets or formulas to assess executive performance or determine compensation. The Compensation Committee does not assign weights to the factors considered. Formula-based performance assessments and compensation typically require emphasis on two or three business metrics. For the Company to be an industry leader and effectively manage the technical complexity and global scope of ExxonMobil, the most-senior executives must advance multiple strategies and objectives in parallel, versus emphasizing one or two at the expense of others that require equal attention.

•

An executive’s performance must be high in all key performance areas for the executive to receive an overall superior evaluation. Outstanding performance in one area will not cancel out poor performance in another. For example:

–

A problem in safety, security, health, or environmental performance in a business unit for which the executive is responsible could result in an executive’s incentive award being reduced even though the executive’s performance against financial and other criteria was superior.

–

A violation of the Company’s code of business conduct could result in elimination of an executive’s incentive award for the year, as well as termination of employment and/or cancellation of all previously granted awards that have not yet vested or been paid.

•

The Management Committee and all other executive officers are expected to perform at the highest level or they are replaced. If it is determined that another executive is ready and would make a stronger contribution than one of the current executive officers, a succession plan is implemented and the incumbent is reassigned or separated from the Company.

•

The fact that executives do not have employment contracts, severance agreements, or change-in-control arrangements eliminates any real or perceived “safety net” with respect to job security. This increases the risk and consequences to the individual of performance that does not meet the highest standards.

Individual Experience and Responsibility

Experience and assigned responsibilities are factors in assessing the contribution of individual executives. The current responsibilities, tenure in the current job, and recent past experience of each Named Executive Officer are described below. Refer to page 47 for information on the leadership structure of the Company.

•	Management Committee

–

Mr. Tillerson was a Senior Vice President before becoming President and a member of the Board in 2004 and Chairman of the Board and CEO in 2006. More information regarding his career history is on page 20.

–

Mr. Humphreys was Vice President and Controller, and then Vice President and Treasurer before becoming Senior Vice President and Treasurer in 2006. The role of Treasurer was transferred to a new position that reports to Mr. Humphreys in 2011.

–	Mr. Albers was President of ExxonMobil Development Company before becoming Senior Vice President in 2007.

–	Mr. Dolan was President of ExxonMobil Chemical Company before becoming Senior Vice President in 2008.

•	Other Named Executive Officers

–	Mr. Pryor was President of ExxonMobil Refining & Supply Company since 2004 before becoming President of ExxonMobil Chemical Company in 2008.

As discussed on page 34, the career service for Named Executive Officers ranges from 31 to more than 40 years.

Pay Awarded to Named Executive Officers

•

Within the context of the compensation program structure and performance assessment processes described above, the Compensation Committee aligned the value of 2011 incentive awards and 2012 salary adjustments with the:

–	Performance of the Company, including the business results outlined on pages 28-29;

–	Individual performance;

–	Long-term strategic plan of the business; and,

–	Annual compensation of comparator companies.

•

The Committee’s decisions reflect its judgment taking all factors into consideration, rather than application of formulas or targets. The Committee approved the individual elements of compensation and the total compensation as shown in the tables beginning on page 47.

•

In exercising its judgment to determine the specific amount of bonus and stock awards granted to each Named Executive Officer, the Committee considered all of the performance factors discussed under “Performance Measurements” on page 41.

CEO

•

The higher level of compensation for Mr. Tillerson as CEO versus the other Named Executive Officers reflects his greater level of responsibility, including the ultimate responsibility for the performance of the Corporation and oversight of the other senior executives.

•	The significant achievements regarding the long-term strategic results outlined on pages 28-29 were a major factor in the compensation approved by the Compensation Committee for Mr. Tillerson.

Other Named Executive Officers

•

The higher level of compensation for Mr. Humphreys versus the other Named Executive Officers reflects his level of responsibility as Senior Vice President and tenure as a member of the Management Committee. Mr. Humphreys reports to the CEO.

•

The compensation for the other Named Executive Officers is lower than that of the CEO and Mr. Humphreys based on combined salary, bonus, and the annual stock grant (calculated using the fair market value on date of grant). This occurs because Messrs. Albers and Dolan have shorter tenure as Senior Vice Presidents, and Mr. Pryor reports to a designated member of the Management Committee (CEO and Senior Vice Presidents).

Compensation Allocation

•

To achieve alignment with the interests of shareholders, it is the objective that 50 to 70 percent of annual total compensation be in the form of stock with long holding periods as described on page 36. For the CEO, stock represents 71 percent of total compensation when the pension accrual is excluded from total compensation and 51 percent when it is included.

•

To further tie compensation to the performance of the business, the objective is to have 10 to 20 percent of annual total compensation in the form of variable annual bonus awards, which are described beginning on page 35.

•	Salary represents less than 10 percent of annual total compensation, with pension accruals and other forms of compensation comprising the remainder.

•

Whether an executive’s total compensation is near, substantially below, or substantially above the comparator group median is a qualitative factor the Compensation Committee considers along with experience, level of responsibility, and performance (see page 41).

•	The allocation of compensation in 2011 for the CEO and the average for the other Named Executive Officers is illustrated in the chart below.

Salary

•

The changes in salary for the Named Executive Officers from the prior year, as shown in the “Summary Compensation Table,” primarily reflect alignment with the market for the base salary program for all U.S. executives, taking into account increased individual experience and level of responsibility.

Bonus

•

Annual bonuses (consisting of cash plus the full value of Earnings Bonus Units awards) were increased about 30 percent for Messrs. Tillerson and Pryor and about 40 percent for Messrs. Humphreys, Albers, and Dolan.

•

While the Committee considered all the factors referenced in this CD&A in determining specific bonus awards, the 35-percent increase in Company earnings in 2011 was the primary factor resulting in the increase of award amounts from 2010.

•

The relatively greater increases in the bonuses for Messrs. Humphreys, Albers, and Dolan compared to the other Named Executive Officers reflect their transition to higher pay grades, which takes into consideration the competitive orientation and internal alignment of their overall compensation levels. Promotions can include movement to a higher pay grade within the same position consistent with our strategy to advance high-performing employees over a career and ensure their competitive alignment.

Restricted Stock

•	The number of shares granted as restricted stock in 2011 was the same as their 2010 grant for Messrs. Tillerson and Pryor. The grant level was increased for Messrs. Humphreys, Albers, and Dolan.

•

While the Committee considered all the factors referenced in this CD&A in determining stock awards, the increase in the number of shares granted to Messrs. Humphreys, Albers, and Dolan from 2010 primarily reflects their transition to higher pay grades and internal alignment as previously noted.

•	The grant date fair value of each restricted share was 16 percent higher in 2011, in line with the higher stock price on the 2011 grant date compared to 2010.

Pension

•

This category comprises the change in pension value as shown in the “Summary Compensation Table.” The lower lump sum interest rate for 2011 (3.5 percent) versus 2010 (3.75 percent) is a factor contributing to the higher pension accruals shown in the “Summary Compensation Table.” These values reflect estimates. The actual value of the pension will be determined at the time each individual retires from the Company. A breakdown of the change in the pension value for Mr. Tillerson in 2011 is in the narrative to the “Summary Compensation Table.”

All Other Compensation

•	This category comprises all other compensation as shown in the “Summary Compensation Table.”

Award Timing

•

The Compensation Committee grants incentive awards to the Company’s senior executives at its regular November meeting, which is held either the day of or the day before the regularly scheduled November Board of Directors meeting.

–	The Board of Directors meeting is scheduled over a year in advance and is held on the last Wednesday of the month (or on Tuesday if the last Wednesday immediately precedes Thanksgiving).

–	This firm timing of award grants is reinforced through a decision-making process in which the Corporation does not grant awards by written consent.

•

A committee comprising ExxonMobil’s Chairman and Senior Vice Presidents grants incentive awards to other eligible managerial, professional, and technical employees, within the parameters of the bonus and equity award ceilings approved by the Compensation Committee. This includes employees below the level of Business Line Presidents and Staff Function Vice Presidents. The schedule of the November meeting of the Compensation Committee as described above determines when this committee meets to approve the annual incentive grants for employees under its purview.

•	The Company has not granted stock options since 2001. As of year-end 2011, there are no outstanding ExxonMobil stock options except for the options assumed in the XTO transaction.

Tax Matters

•

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other three most highly paid executives other than the Principal Financial Officer (PFO). Performance-based compensation that meets Internal Revenue Service requirements is not subject to this limit.

–

The short term awards and restricted stock grants described above are intended to meet these requirements so that ExxonMobil can deduct the related expenses. Under the material terms of performance goals previously approved by shareholders, the Corporation must achieve positive net income (earnings) in order to make any incentive awards to the covered executives. If positive earnings are achieved, individual awards to these executives are subject to a maximum cap of 0.2 percent of earnings in the case of short term awards, and 0.5 percent of earnings in the case of long term awards. Restricted stock awards to the covered executives for purposes of Section 162(m) of the Internal Revenue Code are made only under the “performance stock” provisions of the 2003 Incentive Program, which include the shareholder-approved goal and cap. The Compensation Committee has no authority to amend or change the shareholder-approved goals.

•

These terms have been established to meet tax regulations and do not represent the actual operational goals we expect our senior executives to achieve. Actual award levels are determined based on a subjective consideration of all the factors previously discussed in this report and are less than the shareholder-approved terms would permit.

–

Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. The primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent rather than the Internal Revenue Code.

•	In 2005, the Compensation Committee eliminated the ability of executives to defer payment of incentive awards. Executives may not defer any element of compensation prior to retirement.

•	Tax assistance is not provided by the Company for either the short term or long term incentive awards discussed above.

•

The Company has designed all nonqualified pension and other benefits in a manner intended to avoid tax penalties that potentially could be imposed on the recipients of such amounts by Section 409A of the Code. This is achieved by setting the form and timing of distributions to eliminate executive and Company discretion.

•	The above discussion of tax consequences is based on the Company's interpretation of current tax laws.

Relative Total Shareholder Return (TSR) Correlation Analysis

•

Some compensation models advocate the use of short-term TSR as a basis to measure business performance. However, as many long-term investors know, short-term TSR is generally not a good predictor of sustainable growth in shareholder value over the long term.

•

To better explain this lack of correlation as it applies to ExxonMobil, the table below illustrates how one- and three-year TSR correlates to long-term TSR over the last 44 years (1968-2011). Specifically, for the last 44-year period, we measured the correlation between the relative one- and three-year TSRs respectively (determined on a calendar-year basis) as they relate to the relative TSRs of the subsequent 10-year periods, comparing ExxonMobil’s performance versus the S&P 500 index. We completed a similar analysis of ExxonMobil relative to our industry group over a 30-year period.

•

As shown in the table below, the relative TSR performance of ExxonMobil versus the S&P 500 over the previous one- and three-year periods predicts less than 5 percent and less than 16 percent, respectively, of the following 10-year relative TSRs. In the same analysis using our industry group, the corresponding outcomes were less than 1 percent and less than 15 percent, respectively.

Correlation to Relative 10-Year TSR
	ExxonMobil vs. S&P 500	ExxonMobil vs. Industry Group(1)
1-year TSR	less than 5%	less than 1%
3-year TSR	less than 16%	less than 15%

(1)	Royal Dutch Shell, BP, and Chevron.

•

These analyses show that there is a very low correlation between short-term relative TSR and long-term relative stock performance. This underscores the importance of ExxonMobil maintaining a compensation program that supports the long-term orientation of the business model. We believe ExxonMobil’s compensation design, with its strong performance basis and long-term orientation, will produce superior results for shareholders over time.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
R.W. Tillerson Chairman and CEO	2011 2010 2009	2,387,000 2,207,000 2,057,000	4,368,000 3,360,000 2,400,000	17,890,875 15,465,375 16,963,875	0 0 0	0 0 0	9,755,401 7,476,262 5,466,517	519,230 443,921 280,925	34,920,506 28,952,558 27,168,317
D.D. Humphreys PFO; Senior Vice President	2011 2010 2009	1,170,000 1,085,000 1,010,000	2,994,000 2,144,000 1,418,000	9,859,860 7,904,525 8,022,028	0 0 0	0 0 0	4,327,208 2,305,873 1,296,163	134,992 124,445 124,403	18,486,060 13,563,843 11,870,594
M.W. Albers Senior Vice President	2011	942,500	2,070,000	6,679,260	0	0	3,837,964	106,937	13,636,661
M.J. Dolan Senior Vice President	2011 2010 2009	991,250 920,000 845,000	2,232,000 1,592,000 1,046,997	7,219,962 5,773,740 5,805,415	0 0 0	0 0 0	4,657,416 3,173,100 1,902,652	106,369 98,597 94,733	15,206,997 11,557,437 9,694,797
S.D. Pryor Vice President; President, ExxonMobil Chemical Company	2011 2010 2009	972,000 955,000 940,000	1,905,000 1,500,000 1,046,997	6,122,655 5,292,595 5,805,415	0 0 0	0 0 0	1,833,877 952,086 2,644,266	110,698 106,927 119,858	10,944,230 8,806,608 10,556,536

Leadership Structure

•

The disclosure regulations result in a roster of Named Executive Officers that is different from the most-senior management team leading the Company, which is referred to as the Management Committee. The Management Committee comprises the following:

–	Chairman and CEO: R.W. Tillerson

–	Senior Vice Presidents who report directly to the CEO:

•	D.D. Humphreys;

•	M.W. Albers;

•	M.J. Dolan; and,

•	A.P. Swiger.

•

All members of the Management Committee are shown as Named Executive Officers except for Mr. Swiger. Consistent with our career orientation, which is supported by a career-based compensation strategy, his individual compensation level does not currently place him among the Named Executive Officers.

•	Although each member of the Management Committee is responsible for specific business activities, together they share responsibility for the performance of the Company.

Employment Arrangements

ExxonMobil’s Compensation Committee believes senior executives should be “at-will” employees of the Corporation. Accordingly, the CEO and other executive officers, including the other officers named in these tables, do not have employment contracts, severance agreements, or change-in-control arrangements with the Company.

Salary

•

Effective January 1, 2012, the annual salary of the Named Executive Officers increased as follows: Mr. Tillerson’s to $2,567,000; Mr. Humphreys’ to $1,255,000; and, Mr. Pryor’s to $1,006,000. Effective April 1, 2012, the annual salary was increased for Mr. Albers to $1,040,000 and Mr. Dolan to $1,100,000.

•

The 2011 and 2012 salary increases reflect adjustments to the competitive position of the base salary program for U.S. executives, taking into account individual experience and level of responsibility.

•	Salary (together with other compensation related to fringe benefits or perquisites) is not deductible by the Corporation to the extent that it exceeds $1 million for any Named Executive Officer.

Bonus

•	As described in more detail in the CD&A, the 2011 bonus shown was paid one-half in cash at the time of grant. The Company delays payment of the balance until cumulative earnings reach $6.00 per share.

•	Delayed bonus amounts do not earn interest.

•	The bonus and the stock awards described below are intended to meet the requirements of Section 162(m) of the Internal Revenue Code. See “Tax Matters” on page 45.

Stock Awards

•

In accordance with disclosure regulations, the valuation of “Stock Awards” in this table represents the grant date fair value, which is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date ($79.52 on November 30, 2011; $68.74 on November 23, 2010; and, $75.40 on November 24, 2009).

•	See the narrative accompanying the “Grants of Plan-Based Awards” table for information regarding the terms of restricted stock.

•	Dividends on stock awards are not shown in the table because those amounts are reflected in the grant date fair value.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts shown in this column in the “Summary Compensation Table” represent the change in pension value. Earnings on nonqualified deferred compensation are no longer required to be included because, as of January 1, 2008, interest is limited to 120 percent of the long-term Applicable Federal Rate.

Pension Value

•

The change in pension value shown in the table for 2011 is the increase between year-end 2010 and year-end 2011 in the present value of each executive’s pension benefits under the plans described in more detail in the text following the “Pension Benefits” table beginning on page 54.

•

For each year end, the data reflect an annuity beginning at age 60 (or current age if over 60) equal to 1.6 percent of the participant’s covered compensation multiplied by years of service at year end. These values are converted to lump sums using the plan’s applicable factors and then discounted. For employees under age 60, this discount is calculated to present values based on the time difference between the individual’s age at year-end 2011 and age 60 (and at year-end 2010 and age 60) using the interest rates for financial reporting of pension obligations as of each year end. The difference between the two year-end amounts represents the annual increase in the value of the pension shown in the “Summary Compensation Table.”

•

The lump sum interest rate applied for an employee who worked through the end of 2010 was 3.75 percent. The lump sum interest rate applied for an employee who worked through the end of 2011 was 3.5 percent.

•	The discount rate for determining the present value of benefits was 5.5 percent as of year-end 2010 and 5.0 percent as of year-end 2011.

•	The reductions in the lump sum interest rate and the discount rate are contributing factors in the increase in the present value of age 60 benefits shown.

•

For Mr. Tillerson, the increase in the pension value shown in the “Summary Compensation Table” for 2011 represents about a 22-percent increase in the present value of his pension benefits as shown in the “Pension Benefits” table on page 54, assuming a hypothetical retirement at age 60 (the earliest age at which full benefits are payable). About one-third of this increase was due to Mr. Tillerson’s higher final average bonus amount. Since only the last five years of bonuses are included in the pension calculation, assuming Mr. Tillerson works until age 65, none of the bonus amounts included in the current calculation would be included in the actual computation. Bonuses in the next five years could be higher or lower, depending on Mr. Tillerson’s performance.

The increases in Mr. Tillerson’s salary and years of service each contributed about three percentage points to the increase in Mr. Tillerson’s pension value. Another six percentage points were added by the fact that Mr. Tillerson’s retirement is a year closer. That is, he is a year older.

Finally, the decrease in the interest rate used by the plan to convert the plan’s basic annuity benefit to a lump sum accounted for about three percentage points of the increase in pension value. The lump sum interest rate (which is based on 30-year U.S. Treasury rates) could be higher or lower at the time of Mr. Tillerson’s actual retirement. An increase in interest rates would reduce the lump sum value of pension benefits.

The following table provides a breakdown of the 22-percent change in the pension value for Mr. Tillerson.

Factors	Increase in Pension Value (Percent)
Higher Final Average Bonus	7
Higher Final Average Salary	3
One Additional Year of Service	3
One Year Older	6
Lower Lump Sum Interest Rate	3
Total Increase	22

All Other Compensation

The following table breaks down the amounts included in the “All Other Compensation” column of the “Summary Compensation Table” in 2011.

Name	Life Insurance ($)	Savings Plan ($)	Personal Security ($)	Personal Use of Company			Financial Planning ($)	Total ($)
				Aircraft ($)	Properties ($)	Car ($)
R.W. Tillerson	48,958	167,090	96,010	197,323	0	0	9,849	519,230
D.D. Humphreys	36,841	81,900	3,221	2,134	937	110	9,849	134,992
M.W. Albers	10,341	65,975	4,290	0	15,985	497	9,849	106,937
M.J. Dolan	20,330	69,388	2,952	2,134	1,665	51	9,849	106,369
S.D. Pryor	30,748	68,040	2,756	0	0	754	8,400	110,698

Life Insurance

•	The Company offers senior executives term life insurance or a Company-paid death benefit.

•	Coverage under either option equals 4 times base salary until age 65, and a declining multiple thereafter until age 75, at which point the multiple remains at 2.5 times salary.

•	For executives with life insurance coverage, the premium cost in any year depends on overall financial and mortality experience under the group policy.

•	For executives electing the death benefit, there is no cash cost until the executive dies, as benefits are paid directly by the Company.

•

The amount shown is based on Internal Revenue Service tables used to value the term cost of such coverage. This valuation is applied since the actual life insurance premium is a single payment for a large group of executives that does not represent the cost of insuring one specific individual, and because one of the Named Executive Officers has elected the death benefit, the long-term cost of which is comparable to the insurance.

•

The Company eliminated the executive term life insurance and Company-paid death benefit for all newly eligible executives as of October 1, 2007, but retained it for all current participants, including the Named Executive Officers.

Savings Plan

•

The amount shown is the value of Company-matching contributions under ExxonMobil’s tax-qualified defined contribution (401(k)) plan and Company credits under the related nonqualified supplemental plan. The Company credit is 7 percent, which is consistent with the matching contribution for all employees participating in the savings plan.

•

The nonqualified supplemental plan provides all affected employees with the 7-percent Company credit to which they would otherwise be entitled as a matching contribution under the qualified plan but for limitations under the Internal Revenue Code. All affected employees participate in the nonqualified supplemental plan on the same basis.

•	The value of the credits to the nonqualified supplemental plan is also disclosed in the “Nonqualified Deferred Compensation” table on page 57.

Personal Security

•	The Company provides security for its employees as appropriate based on an assessment of risk. The assessment includes consideration of the employee’s position and work location.

•

The Company does not consider any such security costs to be personal benefits since these costs arise from the nature of the employee’s employment by the Company; however, the disclosure regulations require certain security costs to be reported as personal benefits.

•

The amounts shown in the table include the following types of security-related costs: security systems at executive residences; security services and personnel (at residences and/or during personal travel); car and personal security driver; and Company mobile phones. Costs of security relating to travel for business purposes are not included.

•

Cars provided for security reasons and used primarily for commuting are valued based on the annualized cost of the car plus maintenance and fuel. Reported costs for rental cars utilized due to security concerns during personal travel are the actual incremental costs.

•

For security personnel employed by the Company, the cost is the actual incremental cost of expenses incurred by the security personnel. Total salary, wages, and benefits for security personnel are not allocated because the Company already incurs these costs for business purposes.

•	For security contractors, the cost is the actual incremental cost of such contractors associated with the executive’s personal time.

•

For Mr. Tillerson, the amount shown includes $52,146 for residential security and $28,093 for security costs relating to personal travel. The remainder is for mobile phones and other communications equipment for conducting business in a secure manner, and the cost for cars as described above.

Aircraft

•

Incremental cost for personal use of the aircraft is based on direct operating costs (fuel, airport fees, incremental pilot costs, etc.) and does not include capital costs of the aircraft since the Company already incurs these capital costs for business purposes.

•	For security reasons, the Board requires the Chairman and CEO to use Company aircraft for both business and personal travel.

•

The Committee considers these costs to be necessary, security-related business expenses rather than perquisites, but per the disclosure regulations, we report the incremental cost of aircraft usage for personal travel.

Properties

•

The Company owns or leases various venues for the purpose of business entertainment, including boxes and season tickets to sporting events and recreation and conference retreat properties. When these venues are not otherwise in use for business entertainment, the tickets and properties may be available for use by Company executives and other personnel.

•	The table shows the incremental cost incurred for any personal use of these venues by the Named Executive Officers.

•

Cost for this purpose is based solely on incremental operating costs (catering, transportation, incremental employee or contractor costs, etc.) and does not include annual or capital costs of these venues since the Company already incurs these costs for business purposes.

Car

•

Incremental cost for personal use of Company car by executives other than Mr. Tillerson (whose car-related expenses are included under “Personal Security”) is based on an assumed cost in 2011 of $0.56 per mile. Driver personnel costs are not allocated because the Company already incurs these costs for business purposes.

Financial Planning

•	The Company provides financial planning services to senior executives, which includes tax preparation. This benefit is valued based on the actual charge for the services.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh -old ($)	Tar- get ($)	Maxi- mum ($)	Thresh -old (#)	Tar- get (#)	Maxi- mum (#)
R.W. Tillerson	11/30/2011	0	0	0	0	0	0	225,000	0	0	17,890,875
D.D. Humphreys	11/30/2011	0	0	0	0	0	0	124,000	0	0	9,859,860
M.W. Albers	11/30/2011	0	0	0	0	0	0	84,000	0	0	6,679,260
M.J. Dolan	11/30/2011	0	0	0	0	0	0	90,800	0	0	7,219,962
S.D. Pryor	11/30/2011	0	0	0	0	0	0	77,000	0	0	6,122,655

The awards granted in 2011 are in the form of restricted stock.

Restrictions and Forfeiture Risk

•

These grants are restricted: (1) for one-half of the shares, until five years after the grant date; and, (2) for the balance, until 10 years after the grant date or retirement, whichever occurs later. These restricted periods are not subject to acceleration, except upon death, and thus, shares may remain subject to restriction for many years after an executive’s retirement.

•

During the restricted period, the executive receives the same cash dividends as a holder of regular common stock and may vote the shares; however, the executive may not sell or transfer the shares, or use them as collateral.

•

The shares also remain subject to forfeiture during the restricted period in case of an unapproved early termination of employment or in case the executive is found to have engaged in activity that is detrimental to the Company. Detrimental activity may include conduct that violates the Company’s Ethics or Conflicts of Interest policies.

Grant Date

•	The grant date is the same as the date on which the Compensation Committee of the Board met to approve the awards, as described on page 45.

•

Grant date fair value is equal to the number of shares awarded times the grant price, which is deemed to be the average of the high and low sale prices on the NYSE on the grant date (November 30, 2011; $79.52).

Outstanding Equity Awards at Fiscal Year-End for 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R.W. Tillerson	0	0	0	0	–	1,443,500	122,351,060	0	0
D.D. Humphreys	0	0	0	0	–	690,150	58,497,114	0	0
M.W. Albers	0	0	0	0	–	426,900	36,184,044	0	0
M.J. Dolan	0	0	0	0	–	457,050	38,739,558	0	0
S.D. Pryor	0	0	0	0	–	606,641	51,418,871	0	0

Option Awards

•	ExxonMobil has not granted stock options since 2001. As of year-end 2011, the Named Executive Officers do not have any outstanding stock options.

Stock Awards (Restricted Stock/Units)

•	See the narrative accompanying the “Grants of Plan-Based Awards” table for more information regarding the terms of restricted stock.

•

For Mr. Pryor, the table above also includes the retention awards granted by Mobil Corporation before the merger with Exxon. Retention awards are stock units settled in cash after retirement. During employment, dividend equivalents are credited and reinvested in additional units up to the total dollar amount of the retention award. Mr. Pryor reached the dividend equivalent cap in 2007, and, therefore, has not received any further dividend equivalents on these awards since 2007.

•

The table below shows the dates on which the respective restricted periods for the restricted stock shown in the previous table expire, assuming the awards are not forfeited and the executive is living when the restrictions lapse.

	Date Restrictions Lapse and Number of Shares
Name	11/28/2012	11/25/2013	11/24/2014	11/23/2015	11/30/2016	10 Years or Retirement, Whichever Occurs Later	Retirement(1)
R.W. Tillerson	92,500	112,500	112,500	112,500	112,500	883,000	18,000
D.D. Humphreys	45,400	53,200	53,200	57,500	62,000	398,850	20,000
M.W. Albers	32,200	35,350	38,500	38,500	42,000	240,350	0
M.J. Dolan	32,200	35,350	38,500	42,000	45,400	263,600	0
S.D. Pryor	38,500	38,500	38,500	38,500	38,500	375,900	38,241

(1)	Restrictions lapse on Career Shares on the first day of the calendar year following retirement with the exception of the restricted stock units granted to Mr. Pryor by Mobil Corporation under the Management Retention Plan, which are converted to a cash value at retirement and then paid in a single lump sum (18,241 units for Mr. Pryor).

Option Exercises and Stock Vested for 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R.W. Tillerson	197,307	9,644,366	92,500	7,022,600
D.D. Humphreys	67,307	2,966,831	40,000	3,036,800
M.W. Albers	37,307	1,492,433	23,400	1,776,528
M.J. Dolan	59,998	2,932,702	27,500	2,087,800
S.D. Pryor	180,000	7,421,784	38,500	2,922,920

Option Awards

•

The value realized on option awards represents the difference between the option exercise price and the market price of ExxonMobil stock on date of exercise. The options exercised were granted in 2001 and would have expired had they not been exercised in 2011.

Stock Awards/Restriction Lapse in 2011

•	Restrictions lapsed on 50 percent of stock awards that were granted in 2006.

•	The number of shares acquired on vesting is the gross number of shares to which the award relates.

•	The value realized is the gross number of shares times the market price, which is the average of the high and low sale prices on the NYSE on the date that restrictions lapse.

•

The net number of shares acquired (gross number of shares less shares withheld for taxes): 58,783 for Mr. Tillerson; 25,420 for Mr. Humphreys; 14,870 for Mr. Albers; 17,476 for Mr. Dolan; and 24,466 for Mr. Pryor.

•	Refer to the “Stock” section beginning on page 36 for additional information on restricted stock awards.

Pension Benefits for 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R.W. Tillerson	ExxonMobil Pension Plan	36.58	2,062,945	0
	ExxonMobil Supplemental Pension Plan	36.58	17,761,429	0
	ExxonMobil Additional Payments Plan	36.58	35,210,549	0
D.D. Humphreys	ExxonMobil Pension Plan	35.40	1,769,446	0
	ExxonMobil Supplemental Pension Plan	35.40	6,704,814	0
	ExxonMobil Additional Payments Plan	35.40	19,881,165	0
M.W. Albers	ExxonMobil Pension Plan	32.42	1,428,755	0
	ExxonMobil Supplemental Pension Plan	32.42	3,935,017	0
	ExxonMobil Additional Payments Plan	32.42	10,632,859	0
M.J. Dolan	ExxonMobil Pension Plan	31.42	1,648,869	0
	ExxonMobil Supplemental Pension Plan	31.42	4,883,462	0
	ExxonMobil Additional Payments Plan	31.42	12,969,339	0
S.D. Pryor	ExxonMobil Pension Plan	40.17	2,163,126	0
	ExxonMobil Supplemental Pension Plan	40.17	6,738,240	0
	ExxonMobil Additional Payments Plan	40.17	16,547,120	0

Pension Plan

•

The tax-qualified pension plan provides a benefit calculated as an annual annuity beginning at age 65 (the Plan’s normal retirement age) equal to 1.6 percent of the participant’s final average salary multiplied by years of credited service, minus an offset for Social Security benefits.

–	Final average salary is the average of the highest 36 consecutive months in the 10 years of service prior to retirement.

–	Final average salary included and benefits paid are subject to the limits on compensation ($245,000 for 2011) and benefits prescribed under the Internal Revenue Code.

•	The benefit is available as a lump sum or in various annuity forms.

•	The defined benefit pension arrangements (qualified and nonqualified) help to attract and retain employees at all levels of the Corporation.

•	The defined benefit pension plan provides a strong incentive for employees to stay until retirement age.

•

The plan uses final average pay applied to all years of service, and thus, the increase in pension values is greatest late in career, when compensation tends to be highest. This retention feature is strong for high performers, whose compensation increases as their job responsibilities continue to expand throughout their career, making their level of retirement income performance-based.

Supplemental Pension Plan

•	The nonqualified Supplemental Pension Plan provides a benefit calculated as an annuity on salary above the Internal Revenue Code limit.

•	It is calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s final average salary over the Internal Revenue Code limit multiplied by years of credited service.

•

To help meet the retention and performance objectives described for U.S. salaried employees, the Supplemental Pension Plan provides pension benefits to the extent annual salary exceeds the amount that can be considered in determining qualified pension benefits ($245,000 for 2011, adjusted each year based on inflation).

•

Without the Supplemental Pension Plan, the retention power of the overall pension plan would be greatly reduced for employees earning more than that amount, since the increase in their pension values in mid- to late-career would be based on relatively flat final average pay.

Additional Payments Plan

•

The nonqualified Additional Payments Plan provides a benefit calculated as an annual annuity beginning at age 65 equal to 1.6 percent of the participant’s average annual bonus multiplied by years of credited service.

–

The plan uses the average of the annual bonus for the three highest grants of the last five prior to retirement (including the portion of the annual bonus that is paid at time of grant and the portion that is paid on a delayed basis as described on page 39).

•

Benefits under the Additional Payments Plan are forfeited if an employee resigns prior to completion of 15 years of service and attainment of age 55. All of the Named Executive Officers have satisfied these conditions.

•

The objective of the Additional Payments Plan is to support retention and performance objectives in light of the Compensation Committee’s practice of putting higher percentages of annual cash compensation at risk at higher executive levels.

•

The Compensation Committee believes that even though a large percentage of annual cash compensation is discretionary and based on Corporate business performance, it should not be excluded from the pension calculation. Inclusion of discretionary bonuses in the pension formula strengthens the performance basis of such bonuses.

•	By limiting bonuses to those granted in the five years prior to retirement, there is a strong motivation for executives to continue to perform at a high level.

•

The Additional Payments Plan is designed to be a powerful retention tool since benefits are forfeited if the employee resigns prior to completion of 15 years of service and attainment of age 55. The plan applies on the same terms to all U.S. salaried employees who receive a bonus.

Present Value Pension Calculations

•

The present value of accumulated benefits shown in the “Pension Benefits” table is determined by converting the annuity values earned as of year end to lump sum values payable at age 60 (or at the employee’s actual age, if older) using the mortality tables and interest rate (3.5 percent) that would apply to a participant who worked through the end of 2011, and retired in the first quarter of 2012.

•

The actual lump sum conversion factors that will apply when each executive retires may be different. For executives who were not yet age 60, the present value as of year-end 2011 of each executive’s age 60 lump sum is determined using a discount rate of 5 percent, the rate used for valuing pension obligations for purposes of the Corporation’s financial statements for 2011.

Effect of Early Termination or Death

•	All three pension plans require attainment of age 55 and completion of 15 years of service to be eligible for early retirement. All Named Executive Officers have satisfied this requirement.

•	The Named Executive Officers have not received any additional service credit. Actual service is reflected in the above table.

•	The early retirement benefit consists of an annuity that is undiscounted for retirement ages of 60 years or over, with a discount of 5 percent for each year under age 60.

•	In addition, the Social Security offset is waived for annuity payments scheduled to be paid prior to age 62.

•

Because early retirement benefits are subject to a smaller discount than a full actuarial equivalent discount, they can be more valuable than the present value of the executive’s earned normal retirement age benefits.

•	Messrs. Tillerson and Dolan were eligible for early retirement prior to age 60 under the plans as of year-end 2011. Mr. Albers became eligible for early retirement on February 1, 2012.

•

The table below shows the lump sum early retirement benefits under the plans for Messrs. Tillerson, Albers, and Dolan as of year-end 2011. In the case of Mr. Albers, this is the present value as of year-end 2011 of the February 1, 2012 early retirement benefit attributable to service through year-end 2011. The lump sum early retirement benefits for Messrs. Humphreys and Pryor as of year-end 2011 are the amounts shown in the “Pension Benefits” table.

Name	Plan Name	Lump Sum Early Retirement Benefit ($)
R.W. Tillerson	ExxonMobil Pension Plan	2,072,039
	ExxonMobil Supplemental Pension Plan	17,826,502
	ExxonMobil Additional Payments Plan	35,339,550
M.W. Albers	ExxonMobil Pension Plan	1,552,090
	ExxonMobil Supplemental Pension Plan	4,189,902
	ExxonMobil Additional Payments Plan	11,321,586
M.J. Dolan	ExxonMobil Pension Plan	1,709,391
	ExxonMobil Supplemental Pension Plan	5,027,534
	ExxonMobil Additional Payments Plan	13,351,960

•

Voluntary or involuntary termination would be treated the same as early retirement for pension benefit purposes. In the event of termination prior to early retirement eligibility, there is no benefit payable under the Additional Payments Plan, and other pension benefits are actuarially discounted.

•

In the event of death after early retirement eligibility, the retirement benefit is payable to the participant’s beneficiary. Prior to early retirement eligibility, if a participant has at least 15 years of service, the actuarially determined present value of the benefit accrued prior to death is payable to the participant’s beneficiary. Under the qualified Pension Plan, if a participant has less than 15 years of service, the survivor benefit, payable to the participant’s surviving spouse, is 50 percent of the actuarially discounted vested termination benefit payable under the qualified joint and survivor annuity option.

•	Change in control is not a triggering event under any ExxonMobil benefit plans, including the pension plans.

Nonqualified Deferred Compensation for 2011

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
R.W. Tillerson	0	149,940	43,315	0	1,144,429
D.D. Humphreys	0	64,750	23,869	0	622,816
M.W. Albers	0	48,825	11,019	0	302,113
M.J. Dolan	0	52,238	18,550	0	486,742
S.D. Pryor	0	50,890	52,754	0	1,314,192

•

The table above shows the value of the Company credits under ExxonMobil’s nonqualified supplemental savings plan. The Company credits for 2011 are also included in the “Summary Compensation Table” under the column labeled “All Other Compensation.”

•

The amounts in the “Summary Compensation Table” include both Company contributions to the tax-qualified plan and Company credits to the nonqualified plan, whereas the registrant contributions in the table above represent only the Company credits to the nonqualified plan.

•

The amount of Company contributions to the tax-qualified savings plan was limited to the Internal Revenue Service contribution and salary maximums. For this reason, $17,150 was the maximum Company match to the qualified savings plan in 2011.

•

The aggregate balance at the last fiscal year end shown above includes amounts reported as Company contributions in the “Summary Compensation Table” of the current statement and in prior-year proxy statements as follows: $867,370 for Mr. Tillerson; $293,850 for Mr. Humphreys; $48,825 for Mr. Albers; $141,488 for Mr. Dolan; and, $196,490 for Mr. Pryor.

•

The nonqualified savings plan provides employees with the 7-percent Company-matching contribution to which they would otherwise be entitled under the qualified plan but for limitations on covered compensation and total contributions under the Internal Revenue Code.

–	All eligible employees participate in the nonqualified plan on the same basis.

–	The rate at which the nonqualified savings plan account bears interest during the term of a participant’s employment is 120 percent of the long-term Applicable Federal Rate.

•

The tax-qualified and nonqualified savings plans are designed to help attract and retain employees. The matching design is intended to encourage employees to contribute their own funds to the plan to receive the tax benefits available under the Internal Revenue Code. The supplemental savings plan serves similar purposes for salary or contributions in excess of the Internal Revenue Code limits referenced above.

Administrative Services for Retired Employee Directors

•	The Company provides certain administrative support to retired employee directors.

•

The support provided generally involves, but is not limited to, assistance with correspondence and travel arrangements relating to activities the retired directors are involved with that continue from their employment, such as board positions with nonprofit organizations. Given the nature of the support provided, a retired director’s spouse may also benefit from the support provided.

•	The Company also allows retired employee directors to use otherwise vacant office space at the Company’s headquarters.

•	It is not possible to estimate the future cost that may be incurred by the Company for providing these services to Mr. Tillerson, who is currently the only employee director.

•	The aggregate incremental cost of providing these services for all currently covered persons is approximately $115,000 per year.

–	This amount represents the compensation and benefit cost for support personnel allocated based on their estimated time dedicated to providing this service, as well as other miscellaneous office support costs.

Health Care Benefits

•	ExxonMobil does not provide any special executive health care benefits.

•

Executives and their families are eligible to participate in the Company’s health care programs, including medical, dental, prescription drug, and vision care, on the same basis as all other U.S. salaried employees.

•	The terms and conditions of the programs for both current employees and retirees do not discriminate in scope, terms, or operation in favor of executive officers.

Unused Vacation

•	All U.S. salaried employees are entitled to payment of salary for any accumulated but unused vacation days at retirement or other termination of employment.

•	Payment for unused vacation is included in final payments of earned salary.

Termination and Change in Control

•

ExxonMobil executive officers are not entitled to any additional payments or benefits relating to termination of employment other than the retirement benefits previously described in the preceding compensation tables and narrative.

•	Executives are “at-will” employees of the Company. They do not have employment contracts, a severance program, or any benefits or payments triggered by a change in control.

•	As discussed in greater detail above, unvested restricted stock and any unpaid portion of an annual bonus are subject to forfeiture at the discretion of the Compensation Committee if an executive:

–	Engages in detrimental activity; or,

–	Terminates employment prior to standard retirement age (currently age 65 for U.S. executives), whether such termination is voluntary or involuntary.

•	The Board has a policy to recoup compensation in the event of a material negative restatement of the Corporation’s reported financial or operating results as described on page 36.

Payments in the Event of Death

The only event that results in acceleration of the normal payment or vesting schedule of any benefit is death. In that event, the vesting period of outstanding restricted stock awards would be accelerated. Also in the event of death, the executive’s estate or beneficiaries would be entitled to payment of the life insurance or death benefit as described on page 50. At year-end 2011, the amount of that life insurance benefit for each Named Executive Officer is as follows:

Name	Life Insurance Benefit ($)
R.W. Tillerson	9,548,000
D.D. Humphreys	4,680,000
M.W. Albers	3,840,000
M.J. Dolan	4,040,000
S.D. Pryor	3,888,000

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter, which can be found on the ExxonMobil website at exxonmobil.com/governance. We review the adequacy of the charter at least annually. All of our members are independent directors, and all are audit committee financial experts under SEC rules. We held 11 meetings in 2011 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and other members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC indicated that the Corporation’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Corporation’s internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the communications PwC is required to provide us under applicable PCAOB rules. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We discussed with the Corporation’s management the comprehensive, long-standing risk management and compliance processes of the Corporation, and reviewed several topics of interest.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

We have also appointed PwC to audit the Corporation’s financial statements for 2012, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Corporation’s internal control over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors perform their responsibilities in accordance with the standards of the PCAOB. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

Michael J. Boskin, Chair	Peter Brabeck-Letmathe
Larry R. Faulkner	Steven S Reinemund

ITEM 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil’s financial statements for 2012. We are asking you to ratify that appointment.

Total Fees

The total fees for PwC professional services rendered to ExxonMobil for the year ended December 31, 2011, were $34.6 million, a decrease of $2.6 million from 2010, mainly as a result of the XTO transaction in 2010. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures, which can be found on the ExxonMobil website at exxonmobil.com/governance. The Audit Committee did not use the “de minimis” exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2011	2010
	(millions of dollars)
Audit Fees	27.9	29.3
Audit-Related Fees	5.6	4.8
Tax Fees	1.1	1.6
All Other Fees	–	1.5

Total	34.6	37.2

Audit Fees

The aggregate fees for PwC professional services rendered for the annual audits of ExxonMobil’s financial statements for the year ended December 31, 2011, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that year were $27.9 million (versus $29.3 million for 2010).

Audit-Related Fees

The aggregate fees for PwC Audit-Related services rendered to ExxonMobil for the year ended December 31, 2011, were $5.6 million (versus $4.8 million in 2010). These services were mainly related to asset dispositions, benefit plan audits, and attestation procedures related to cost certifications.

Tax Fees

The aggregate fees for PwC Tax services rendered to ExxonMobil for the year ended December 31, 2011, were $1.1 million (versus $1.6 million for 2010). These services are mainly related to assisting various ExxonMobil affiliates with the preparation of local tax filings and related services.

All Other Fees

The aggregate fees for PwC services rendered to ExxonMobil, other than the services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” for the year ended December 31, 2011, were zero (versus $1.5 million in 2010).

We believe PwC is well-qualified to perform this work. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee recommends you vote FOR this proposal.

ITEM 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the meeting, shareholders will be asked to vote on a non-binding resolution to approve the compensation of the executive officers named in the Summary Compensation Table.

The compensation program for the Company’s Named Executive Officers (NEOs), as described in the “Compensation Discussion and Analysis” (CD&A) section of this proxy statement, is carefully constructed to support shareholder value given the capital-intensive nature of our business, the long investment lead times, and the critical importance of managing risk.

The compensation program is developed and approved by the Compensation Committee of the Board, which is comprised exclusively of non-employee directors.

Alignment with Shareholder Interests

To support the key business strategies of the Company and align with shareholder interests, the compensation program is designed to ensure that executives place a priority on taking a long-term view when managing the assets of the business, making investments, and managing risks.

The design of the compensation program helps reinforce these priorities by paying a substantial portion of an NEO’s annual compensation in the form of restricted stock, and restricting the sale of the stock for periods of time far greater than the restrictions required by most other companies across all industries.

•	Half of the stock grant may not be sold for 10 years or until retirement, whichever is later. The other half is restricted from sale for five years.

•	During these long holding periods, the stock is at risk of forfeiture for resignation or detrimental activity.

This approach to executive pay ensures that the majority of compensation granted over multiple years and the shareholding net worth of senior executives are linked to the performance of ExxonMobil stock and resulting shareholder value.

The annual bonus also aligns the interests of senior executives with the priority of long-term, sustainable growth in shareholder value. Specifically, 50 percent of the annual bonus payout is delayed based on earnings performance, as described in the CD&A, and the entire annual bonus is subject to recoupment.

The compensation program for senior executives excludes pay practices that the Board believes are contrary to a long-term career orientation and high performance standards:

•	No employment contracts (i.e., executives may be terminated for poor performance);

•	No payments or benefits triggered by a change in control (e.g., a merger);

•	No severance programs;

•	No repricing of equity incentive awards; and,

•	No tax gross-ups (other than for relocation, which is a benefit available to all professional and managerial employees).

Prior Say-on-Pay Vote and Shareholder Engagement

The Compensation Committee has carefully considered the results of the 2011 advisory vote on executive compensation, in which over 67 percent of votes cast were “For” the compensation of the Named Executive Officers as described in the 2011 Proxy Statement. The Committee also discussed the Company’s executive compensation program with its independent consultant, as described in more detail beginning on page 12.

The Committee considered shareholder feedback on executive compensation received through a wide-ranging dialogue between management and numerous shareholders, including the Company’s largest shareholders, many of whom have held ExxonMobil stock for over a decade. This dialogue took place both before and after the 2011 advisory vote on 2010 compensation. This provided an excellent opportunity to discuss the linkage between pay and performance, including the Company’s long-standing philosophy that executive compensation should be based on long-term performance.

We concluded from this dialogue with shareholders, including those we learned voted “Against” the proposal, that there was no consensus recommendation for any specific change to the design of our compensation program. This dialogue also included discussion on whether the Company should consider the use of formula-based pay tied to shorter-term metrics such as one- and three-year total shareholder returns. We believe that applying a short-term, formula-based approach to ExxonMobil’s compensation program would undermine the uniquely long-term requirements of our proven business strategy, which are characterized by investment lead times that can span decades.

For example, a formula-based approach that relies heavily on one- or three-year total shareholder returns could encourage inappropriate risk taking and have a lasting and negative impact on ExxonMobil’s business by encouraging a focus on more immediate results at the expense of our long-term underlying business model. In contrast, the compensation program described herein is designed to ensure that executives maintain an unwavering focus on the long-term performance of the business. We expect this ongoing focus will continue to generate strong operating and financial results for the benefit of our long-term shareholders.

The Committee respects all shareholder votes, both “For” and “Against” our compensation program. The Committee is committed to continued engagement between shareholders and the Company to fully understand diverse viewpoints, while discussing and demonstrating the important connection between ExxonMobil’s compensation program, our business strategy, and long-term financial and operating performance.

Summary

•	ExxonMobil’s compensation program supports a business model that has weathered volatile commodity prices and industry business cycles for many years.

•	The program sets ExxonMobil apart and has established a culture of performance, integrity, reliability, and consistency.

•

Through this business model and the underlying compensation program and management practices that support it, the Company has become the partner of choice for many national oil companies and major investors in the oil, gas, and petrochemical industry.

•	We believe this business model and supporting compensation program will continue to serve shareholders well in the future.

For the reasons summarized above and discussed in more detail in this proxy statement, the Board recommends an advisory vote FOR the following resolution:

RESOLVED, That shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables, and narrative discussion on pages 25 through 59 of this proxy statement.

SHAREHOLDER PROPOSALS

We expect Items 4 through 9 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. Upon oral or written request to the Secretary at the address listed under “Contact Information” on page 4, we will provide information about the sponsors’ shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 4 through 9 for the reasons we give after each one.

ITEM 4 – INDEPENDENT CHAIRMAN

This proposal was submitted by a client of Ram Trust Services, 45 Exchange Street, Portland, ME 04101, as lead proponent of a filing group.

“RESOLVED: The shareholders request the Board of Directors of ExxonMobil to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy should be phased in for the next CEO transition. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement:

We believe:

•	The role of the CEO and management is to run the company.

•	The role of the Board of Directors is to provide independent oversight of management and the CEO.

•	There is a potential conflict of interest for a CEO to be her/his own overseer while managing the business.

‘Bridging Board Gaps,’ a report published in April 2011, by a 20-member blue ribbon panel, the Study Groups on Corporate Boards, co-sponsored by Columbia Business School and the John L. Weinberg Center for Corporate Governance at the University of Delaware, both bastions of corporate respectability, which concluded that, ‘…the default for board structure should be the independent Chair.’

Numerous institutional investors recommend separation. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place.

Board members have also demonstrated a preference for separation. According to a 2010 corporate governance survey of 400 board members by Sullivan & Cromwell LLP, approximately 70% of respondents believe the head of management should not concurrently be the head of the board.

In 2009, Yale University’s Millstein Center for Corporate Governance and Performance published a Policy Briefing paper ‘Chairing the Board,’ arguing the case for a separate, independent Board Chair.

Chairing and overseeing the Board is a time intensive responsibility, and a separate Chair leaves the CEO free to manage the company and build effective business strategies.

An independent Chair also avoids conflicts of interest and improves oversight of risk. Any conflict in this role is reduced by clearly spelling out the different responsibilities of the Chair and CEO.

Many companies have separate and/or independent Chairs. By 2011, 41% of the S&P 500 companies had boards that were not chaired by their CEO. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

Shareholder resolutions urging separation of CEO and Chair averaged approximately 29% support in 2010 at 36 companies and 34% with 26 companies in 2011, an indication of strong investor support.

An independent Chair and vigorous Board can improve focus on important ethical and governance matters, strengthen accountability to shareowners and help forge long-term business strategies that best serve the interests of shareholders, consumers, employees and the company. Conversely a combined CEO Chair role potentially establishes an ‘imperial CEO’, lessening accountability.

To foster a simple transition, we are requesting that this policy be phased in and implemented when the next CEO is chosen.

We urge a vote FOR this resolution. A separate independent Chair can enhance investor confidence and strengthen the integrity of the Board.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that the decision as to who should serve as Chairman and/or CEO is the proper responsibility of the Board. The members of the Board possess considerable experience and understand the unique challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how best to organize the capabilities of the directors and senior managers to meet those needs.

The Board will carefully consider the pros and cons of separating or combining the Chairman and CEO positions and whether the Chairmanship should be held by an independent director, whenever the question arises. But, the Board must retain the flexibility to determine the particular governance structure the Board believes will best serve the long-term interests of shareholders at the time and should not be compelled to take a particular position that may be contrary to its best judgment.

At the present time, the Board believes that independent Board leadership is effectively provided by the Presiding Director:

•	Elected annually with minimum two year term expected;

•	Authority to call and chair executive sessions of the non-employee directors and provide feedback to the Chairman;

•	Chair Board meetings in the absence of the Chairman; and,

•	Review in advance, in consultation with the Chairman, schedules, agendas, and materials for Board meetings.

ITEM 5 – MAJORITY VOTE FOR DIRECTORS

This proposal was submitted by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, DC 20001.

“RESOLVED: That the shareholders of Exxon Mobil Corporation (‘Company’) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the director election vote standard at ExxonMobil should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. ExxonMobil presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are ‘withheld’ from the nominee.

Over the past six years, nearly 80% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. However, ExxonMobil has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more ‘withhold’ votes than ‘for’ votes. The plurality vote standard remains in place.

ExxonMobil’s Board of Directors has not acted to establish a majority vote standard, despite the fact that each of the twelve self-identified pay peer companies including Chevron, ConocoPhillips, Boeing, General Electric, Johnson & Johnson, United Technologies, Pfizer and AT&T have adopted majority voting. The Board should adopt a majority vote standard in its governance documents and then refashion its director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish meaningful voting rights for shareholders in director elections at ExxonMobil, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.”

The Board recommends you vote AGAINST this proposal for the following reasons:

Corporate Governance Guidelines already require a director to tender his or her resignation if the director does not receive a majority of votes cast in favor of election. In the absence of a compelling reason, the resignation will be accepted.

The Board believes that this step adequately addresses the proponent’s concerns, and that amendment of the By-Laws is not needed at this time.

ITEM 6 – REPORT ON POLITICAL CONTRIBUTIONS

This proposal was submitted by the Laborers National Pension Fund, 14140 Midway Road, Suite 105, Dallas, TX 75244.

“Resolved, that the shareholders of Exxon Mobil Corporation (‘Company’) hereby request that the Company provide a report, updated semi-annually, disclosing the amounts that the Company has paid or incurred in connection with influencing legislation; participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and attempting to influence the general public, or segments thereof, with respect to elections, legislative matters or referenda.

The report should include (a) contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities and (b) the portions of any dues or other payments that are made to a tax-exempt organization for an expenditure or contribution that, if made directly by the Company, would not be deductible under section 162(e)(1) of the Internal Revenue Code. The report should identify each recipient, the amount paid to each, and the purpose of any contribution or expenditure.

Stockholder Supporting Statement

As long-term shareholders of ExxonMobil, we support transparency and accountability in corporate spending on lobbying and political activities. The expenditures upon which we seek a report are those that Congress has said do not warrant a deduction as an ordinary and necessary business expense, namely, lobbying, participation in the political system by supporting or opposing candidates for office, and trying to influence the general public or segment thereof as to elections, legislative matters or referenda. This includes payments to third parties, including trade associations and other tax-exempt groups, which payments are used for expenditures that would not be deductible if made by the company itself.

Disclosure is consistent with public policy and we believe, in the best interest of the company and its shareholders. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure when it said ‘[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.’

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. Moreover, publicly available data does not provide a complete picture of the Company’s lobbying or political expenditures. Thus the Company’s payments to trade associations for these purposes are undisclosed and unknown, as are any payments to tax-exempt groups that work to influence legislation and political campaigns, as well as public opinion that could affect legislation or elections.

The sums involved can be significant. A 2010 Bloomberg story reported that several health insurers donated $86.2 million to the U.S. Chamber of Commerce in 2009-10 for advertisements, polling and grassroots events to drum up opposition to health care reform legislation. A former Federal Election Commission chairman described this figure as ‘breathtaking’.

We believe that shareholders need improved disclosure in order to fully evaluate the use of corporate assets on these activities. Thus, we urge you to vote FOR this critical governance reform.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board believes that because the reporting of corporate political activity is already heavily regulated, this proposal would create unnecessary and duplicative burdens on the Corporation. The Company already discloses political contributions and lobbying expenses, which are made available in multiple public forums, i.e., our website at exxonmobil.com/politicalcontributions, the Company’s Corporate Citizenship Report, and websites for federal and state regulatory agencies and the U.S. Congress.

Specifically, the Corporation’s policy and guidelines on political involvement activities are posted on our website. Annual totals for political contributions and lobbying expenses are also posted on our website and published annually in ExxonMobil’s Corporate Citizenship Report. An itemized listing of individual corporate political contributions, including those made to national political organizations (527s), is also posted on our website.

In addition, political contributions made from the Exxon Mobil Corporation Political Action Committee (EM PAC) are reported monthly to the Federal Election Commission and are a matter of public record at fec.gov. EM PAC contributions to candidates are fully financed with voluntary employee and retiree shareholder contributions.

ExxonMobil, like many U.S. companies, labor unions, and other entities, engages in lobbying in the United States at both the federal and state levels to effectively explain or advocate the Corporation’s position when necessary. ExxonMobil tracks proposed legislation and engages with governments around the world to advocate our position on policies that impact our operations. We actively lobby the U.S. Congress and state legislatures on a number of important public policy issues such as access to resources, taxes, energy policy, trade, and climate policy.

While not the primary motivation for joining or maintaining membership in any trade association, some of the support provided to trade associations may be used for lobbying activities. ExxonMobil requires trade associations to report the portion of dues used for lobbying purposes; these amounts are included in ExxonMobil’s public Lobby Disclosure Act filings.

Pursuant to the Lobby Disclosure Act, ExxonMobil publicly reports its lobbying expenses on a quarterly basis (including the issues lobbied), which are accessible to the general public on the U.S. Senate’s website at senate.gov.

ITEM 7 – AMENDMENT OF EEO POLICY

This proposal was submitted by the New York State Common Retirement Fund, 633 Third Avenue – 31st Floor, New York, NY 10017, as lead proponent of a filing group.

“Whereas: ExxonMobil does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 89% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 95% of Fortune 100 companies, according to the Human Rights Campaign. Nearly 70% of the Fortune 100 and 43% of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to an October, 2009 survey by Harris Interactive and Witeck-Combs, 44% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty-one states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May 2009, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that ExxonMobil amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. ExxonMobil will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to having a workplace that facilitates the maximum contribution from all employees. While there are many factors that are important to creating this type of environment, one of the most significant is having a workplace that is free from any form of harassment or discrimination.

The Board has reviewed in detail ExxonMobil’s existing global policies that prohibit all forms of discrimination, including those based on sexual orientation and gender identity, in any Company workplace, anywhere in the world. In fact, ExxonMobil’s policies go beyond the law and prohibit any form of discrimination. Based on these existing all-inclusive, zero-tolerance policies, the Board believes the proposal is unnecessary.

The Corporation’s Equal Employment Opportunity (EEO) and Harassment in the Workplace policies, included in the Standards of Business Conduct (Standards), constitute only one part of our employment nondiscrimination policies. Other communication initiatives, training programs, and investigating and stewardship processes explicitly state that any form of discrimination or harassment in the workplace based on sexual orientation will not be tolerated, and more broadly, that no form of discrimination or harassment in the workplace will be tolerated. It is these elements, as a totality, that constitute ExxonMobil’s policies.

As stated in the EEO portion of the Standards, the Corporation administers its personnel policies, programs, and practices in a nondiscriminatory manner in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training. ExxonMobil is a meritocracy, with programs and policies designed to employ the best people, recognize and reward superior job performance, and to create an environment in which employees can maximize their contributions and reach their full potential. A discrimination-free environment is essential to meet these objectives.

Where we operate in countries in which the national laws require specific language regarding nondiscrimination based on sexual orientation or gender identity be included in policies, we have amended our policies as appropriate.

A written statement by our Chairman regarding ExxonMobil’s commitment to nondiscrimination, including that based on sexual orientation, is widely accessible to all employees on the Company intranet, and we provide training programs for new employees and refresher courses for existing employees. The harassment training material included in our Working Together booklet includes examples and references specifically based on sexual orientation. As a part of our ongoing policy compliance stewardship, ExxonMobil also has annual reporting and compliance procedures, which include a letter to all senior managers emphasizing their responsibilities regarding maintaining work environments free from harassment and discrimination.

ITEM 8 – REPORT ON NATURAL GAS PRODUCTION

This proposal was submitted by the Park Foundation, 301 East State Street, Ithaca, NY 14850, as lead proponent of a filing group.

“Whereas:

The use of hydraulic fracturing in natural gas drilling has become highly controversial. Proponents are concerned about regulatory, legal, reputational and financial risks associated with the environmental, health, and social impacts of fracturing operations.

Concern about water sources, toxic chemicals and wastewater has led to new regulations in several states and proposed federal legislation. Explosions, contamination incidents, and millions of dollars in fines demonstrate that things can and do go wrong. For example, media reports that in Pennsylvania, ‘officials…have cited energy companies for more than 2,500 violations associated with fracturing practices and collected $25.7 million in fines since 2008.’

More than 250 health care professionals and medical societies warned New York Governor Cuomo that the state failed to analyze public health impacts of hydraulic fracturing in its rush to approve permits for drilling. The medical professionals cite evidence in Texas, Wyoming, Louisiana, North Dakota and Pennsylvania which finds worsening health metrics among neighbors of gas wells and related infrastructure. The onset of symptoms and drilling frequently coincided.

Negative local impacts are straining community resources and generating opposition to fracturing operations. According to an MSCI report, ‘the expansion of oil and gas activities into areas previously untouched by the industry will continue to face fierce opposition from the community, unless companies adequately manage environmental impacts and community health concerns through communication and adoption of best environmental practices.’

In this climate, companies risk increased regulatory and legal risks or bans on fracturing operations outright. Pittsburgh banned natural gas drilling within city limits. New York State imposed a moratorium. Maryland banned drilling until the conclusion of a two-year study.

Resolved: Shareholders request that the Board of Directors prepare a report to investors by September 2012, at reasonable cost and excluding confidential or legally prejudicial data, on the short-term and long-term risks to the company’s operations, finances and gas exploration associated with community concerns, known regulatory impacts, moratoriums, and public opposition to hydraulic fracturing and related natural gas development.

Supporting statement: Such report should, at a minimum, summarize for the prior two fiscal years, with regard to hydraulic fracturing and related infrastructure:

•	any substantial community opposition to the company’s maintenance or expansion of particular operations, such as permitting and drilling;

•	government enforcement actions, including allegations of violations;

•	total aggregate government fines on an annual basis;

•	facility shutdown orders, license suspensions or moratoriums on licensing, exploration or operations;

On a forward-looking basis, the report should identify:

•	communities where substantial opposition to permitting or drilling, or maintenance or expansion of operations, is anticipated;

•	financial or operational risks to particular operations, facilities and plans from proposed federal or state laws or regulations, including moratoriums on fracking;

•	any limitations which regional water supply or waste disposal issues may place on operations or expansion;

In the event of uncertainty about probabilities or outcomes, the report should at a minimum describe the worst-case scenario and the extent of uncertainties.”

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to operating in an environmentally responsible manner. Our Environmental Policy commits us to continuous efforts to improve environmental performance and requires our facilities to be designed, operated, and managed with the goal of preventing incidents and reducing adverse impacts, including impacts associated with the development of unconventional natural gas. The Board believes the Company has effectively communicated information on these issues, and, therefore, an additional report is not necessary.

The Company’s 2010 Corporate Citizenship Report contains a section devoted to unconventional resource development and the application of sound operating practices to manage risks. We established a website, aboutnaturalgas.com, to provide information on unconventional gas development.

Unconventional gas resources can be developed in a manner that protects human health and the environment. The hydraulic fracturing technique itself poses little risk to groundwater because it occurs thousands of feet below groundwater sources. Nonetheless, sound practices concerning well design and construction, water management, air emissions, and surface impacts exist and must be followed to minimize adverse environmental impacts and meet community expectations. In this regard, ExxonMobil chairs the American Petroleum Institute (API) working group that has developed four best management practice documents that encompass the entire life cycle of hydraulic fracturing operations.

We believe that state-level oversight of oil and gas operations, including hydraulic fracturing, can be appropriate and effective in protecting human health and the environment while accounting for local geology and other local factors. We are working with state governments and multi-state entities to address concerns, implement effective regulatory frameworks, and implement industry consensus on best management practices.

We worked through the Appalachian Shale Operators for Responsible Practices, a group of about 30 leading Marcellus and Utica Shale operators, to develop responsible operating practices and standards for that region. These practices are being shared with state regulators and other stakeholders.

We announced $1 million in grants to Pennsylvania State University, The University of Texas at Austin, and the Colorado School of Mines to develop a training program for state regulatory officials to provide them a basic understanding of oil and gas geology and development.

We strive to understand, discuss, and appropriately address community concerns with our operations. A vital component of building community trust is transparency of operations, and we support the disclosure of the ingredients used in hydraulic fracturing fluids, including on a well-by-well basis. We are working with industry associations and state government entities to develop a Web-based, publicly accessible disclosure system, FracFocus.org. We input information from our wells into FracFocus, and make parallel disclosures where we have hydraulic fracturing operations internationally.

We are also demonstrating leadership in our operations in the reuse of produced water to reduce freshwater requirements. Our XTO operations in the Marcellus region are deploying closed loop systems for drilling fluids and installing treatment systems to recycle flow-back and produced water.

ITEM 9 – GREENHOUSE GAS EMISSIONS GOALS

This proposal was submitted by the Sisters of St. Dominic of Caldwell New Jersey, 40 South Fullerton Avenue, Montclair, NJ 07042, as lead proponent of a filing group.

“WHEREAS:

2010 was a record year for greenhouse gas (GHG) emissions with a 5.9 percent increase over the 2009 global estimate. The increase is larger than the worst-case scenario expected by United Nations scientists when the 2008 Intergovernmental Panel on Climate Change report was issued.

It is widely agreed that research has understated the enormity of the impact of GHG emissions. Investors expect ExxonMobil to take leadership in developing solutions to this global challenge as the company plays such a critical role in energy markets.

ExxonMobil discloses its GHG emissions to the Carbon Disclosure Project (CDP) as do well over 3,000 corporations. The CDP ‘Carbon Action Initiative,’ backed by investors managing US $7.6 trillion in assets under management, asks the world’s largest companies to make emissions reductions, implement investments in GHG reductions, and publicly disclose emissions reductions targets through the established CDP annual survey.

Our company though had a net increase of 3 percent in GHG emissions from operations in 2010 over 2009.

ExxonMobil’s December 2011 Energy Outlook suggests our company will make significant investments in deepwater, shale oil and fracking plays, all of which contribute significant GHG emissions. None of its major strategies to date are low carbon. Even though substantial U.S. and international policy is stalled, businesses and countries are taking significant steps to reduce emissions, as costs to taxpayers, shareholders and economies from severe weather events mount. One can presume that restrictions on high carbon energy will eventually be enacted. Economists are now concerned about a ‘carbon bubble’ as current investments will produce reserves that will be stranded by such policy restrictions.

It is long overdue for ExxonMobil to articulate a clear and cohesive business strategy for wide scale emissions reductions. Shareholders’ request for GHG reduction goals during the last six years are consistent with ExxonMobil’s own Environmental Business Planning process, which is used ‘to identify key environmental drivers, set targets in key focus areas, and identify projects and actions to achieve these targets.’ Clear-cut goals will focus management on our company’s ability to significantly reduce our carbon footprint by implementing a disciplined business strategy to cut emissions from our operations and products.

RESOLVED: Shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the company report to shareholders by November 30, 2012, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board does not believe that setting absolute goals is the most effective way to manage climate risks; rather, we feel it is essential to apply ExxonMobil’s technical and management capabilities to meet growing global demand for energy efficiently and to pursue technical solutions to address greenhouse gas emissions. ExxonMobil’s views and actions to address these challenges are described on our website at exxonmobil.com/climate.

Even after accounting for significant improvements in energy efficiency and strong future global policy intervention, projections for global energy needs (e.g., from the International Energy Agency and ExxonMobil’s Outlook for Energy) indicate that absolute demand for energy from petroleum and natural gas, and associated greenhouse gas emissions, will continue to increase for decades, supporting improved living standards for people around the world.

Effective goals for absolute greenhouse gas emissions would need to reflect the coincident impact of largely unforeseeable factors that influence year-to-year changes in market demand, including macro-economic issues, weather, and responses by national oil companies. Goals that depend on this many variables would be impractical for guiding business performance.

ExxonMobil’s scientists, engineers, and management constantly seek opportunities to improve efficiency and reduce emissions from our operations and from customers’ use of our products. Efficiency improvements are a key reason why energy demand is projected to grow at only one-third of GDP growth. As ExxonMobil seeks to increase production of oil and gas to meet growing global energy demand and to maintain leadership in return to shareholders, the Company will continue taking steps to improve efficiency, reduce emissions, and contribute to effective long-term solutions to manage climate risks.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number, address, or fax number listed under “Contact Information” on page 4.

Outstanding Shares

On February 29, 2012, there were 4,702,462,298 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $30,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2013 must be sent to the Secretary at the address or fax number of ExxonMobil’s principal executive office listed under “Contact Information” on page 4. The deadline for receipt of a proposal to be considered for inclusion in the 2013 proxy statement is 5:00 p.m., Central Time, on December 13, 2012. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 26, 2013. Upon request, the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra annual reports by marking the “discontinue annual report mailing for this account” box on the proxy card.

If you vote via the Internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

You may discontinue duplicate mailings by calling ExxonMobil Shareholder Services at the toll-free telephone number listed on page 4 at any time during the year. Beneficial holders should contact their banks, brokers, or other holders of record to discontinue duplicate mailings.

Shareholders with the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to “household” your proxy mailing. This means you will receive only one set of proxy materials at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings. We will promptly send separate proxy materials to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate proxy materials in the future, or to send a single copy in the future, if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed on page 4. Beneficial shareholders should request information about householding from their banks, brokers, or other holders of record.

SEC Form 10-K

Shareholders may obtain a copy of the Corporation’s Annual Report on Form 10-K to the Securities and Exchange Commission without charge by writing to the Secretary at the address listed under “Contact Information” on page 4, or by visiting ExxonMobil’s website at exxonmobil.com/financialpublications.

DIRECTIONS

ExxonMobil 2012 Annual Meeting

Wednesday, May 30, 2012

9:00 a.m., Central Time

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

•	Free parking is available at the Hall Arts Center Parking Garage. Traffic and construction in the area may cause a delay; please allow extra time for parking.

•

From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street), turn south and continue to Ross Avenue, turn left to the Hall Arts Center Parking Garage.

•	From I-35E – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit, continue to Ross Avenue, turn left to the Hall Arts Center Parking Garage.

•	From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E), follow directions from I-35E (above).

•	From Love Field – Exit airport on Mockingbird Lane west to I-35E South, follow directions from I-35E (above).

Printed entirely on recycled paper	002CSN0519

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

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7 days a week. Log in details are located in the shaded bar below.

Please vote immediately. Your vote is important.
Vote by Internet • Go to www.investorvote.com/exxonmobil or scan the QR code with your smartphone • Follow the steps outlined on the secure website

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2012 Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	VOTING ITEMS

The Directors recommend a vote FOR items 1 through 3.
1.	Election of Directors (page 17):

	☐	FOR all nominees

	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) below.

	01 – M.J. Boskin	☐	07 – W.W. George	☐

	02 – P. Brabeck-Letmathe	☐	08 – S.J. Palmisano	☐

	03 – L.R. Faulkner	☐	09 – S.S Reinemund	☐

	04 – J.S. Fishman	☐	10 – R.W. Tillerson	☐

	05 – H.H. Fore	☐	11 – E.E. Whitacre, Jr.	☐

	06 – K.C. Frazier	☐

☐	WITHHOLD vote from all nominees

		For	Against	Abstain

2.	Ratification of Independent Auditors (page 61)	☐	☐	☐

3.	Advisory Vote to Approve Executive Compensation (page 62)	☐	☐	☐

The Directors recommend a vote AGAINST items 4 through 9.
		For	Against	Abstain	+

4.	Independent Chairman (page 64)	☐	☐	☐

5.	Majority Vote for Directors (page 65)	☐	☐	☐

6.	Report on Political Contributions (page 66)	☐	☐	☐

7.	Amendment of EEO Policy (page 67)	☐	☐	☐

8.	Report on Natural Gas Production (page 69)	☐	☐	☐

9.	Greenhouse Gas Emissions Goals (page 71)	☐	☐	☐

Please sign on the reverse side if voting by mail.

c/o Computershare Investor Services

P.O. Box 43105

Providence, RI 02940-5076

2012 Annual Meeting of Shareholders Admission Ticket
TIME:	Wednesday, May 30, 2012 9:00 a.m., Central Time
PLACE:	Morton H. Meyerson Symphony Center 2301 Flora Street Dallas, Texas 75201
AUDIOCAST:	Live on the Internet at exxonmobil.com. Instructions appear on the website one week prior to the event.
ADMISSION:

This ticket will admit shareholder. Ticket for one guest can be requested at Admissions desk at the annual meeting. Valid admission ticket and government-issued picture identification are required for shareholder and guest.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY/VOTING INSTRUCTIONS

Solicited by the Board of Directors	+

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, M.J. Boskin, W.W. George, S.J. Palmisano, S.S Reinemund, and R.W. Tillerson, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2012 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book-entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

B	NON-VOTING ITEMS
	Annual Report Mailing	Change of Address — Please print your new address below.	Comments — Please print your comments below.
☐	Mark box with an X to discontinue annual report mailing for this account.

C	AUTHORIZED SIGNATURES — This section must be completed for your vote to be counted. Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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